Exhibit 10.5

RUE DE LA GARE 29
GERALD METALS SÀRL	1110 MORGES	Office: +41 21 811 33 00
	SWITZERLAND	Fax: +41 21 811 33 01

GOLD ADVANCE PAYMENT PURCHASE AGREEMENT

(“Agreement”)

Dated: 19 August 2024

BUYER’S CONTRACT NO.:

Parties:

(1)	GERALD METALS SARL a company incorporated in Switzerland with its offices at Rue De La 29 1110 Morges Switzerland (the “Buyer”);

(2)	BLUE GOLD BOGOSO PRESTEA LTD. a Ghanaian company duly incorporated and registered under the laws of Ghana with its registered office at 4 Momotse Avenue, Adabraka, Accra, Ghana (the “Seller”);

(3)	BLUE GOLD HOLDINGS LIMITED a company duly incorporated and registered under the laws of England & Wales with its registered office at 124 City Road, London, United Kingdom, EC1V 2NX (“HoldCo”);

(4)	BLUE GOLD LTD a Cayman company duly incorporated and registered under the laws of the Cayman Islands with its registered office at 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman, KY1-1108, Cayman Islands (“ListCo”);

(5)	BLUE INTERNATIONAL HOLDINGS LIMITED a company duly incorporated and registered under the laws of England & Wales with its registered office at 124 City Road, London, United Kingdom, EC1V 2NX (“BlueCo”),

with each of HoldCo and ListCo together being, the “Guarantors” and each individually, a “Guarantor” and with the Guarantors and the Seller together being, the “Obligors” and each individually, an “Obligor”

and with all of the above being together, the “Parties” and each individually, a “Party”.

WHEREAS:

(A)	The Seller is seeking finance to restart its Project in Ghana.

(B)	The Buyer is prepared to extend an Advance Payment to the Seller on the terms of this Agreement and pursuant to which the Buyer shall purchase Material and the Seller agrees to sell the Material to the Buyer on the terms herein.

(C)	The Seller and Guarantors shall, subject to the terms of this Agreement, be jointly and severally liable for all obligations and liabilities of the Seller and each of the Guarantors hereunder and with BlueCo being liable for such obligations and liabilities to the extent such are expressly stated herein.

NOW THEREFORE the Parties agree to enter into an agreement on the below terms and conditions

1.	DEFINITIONS

1.1	The following terms shall have the meanings set out below in this Agreement including the above Recitals (and the above Recitals shall form an integral part of this Agreement):

“Advance Payment” means the advance payment facility up to a maximum amount twenty five million USD ($25,000,000).

“Advance Payment Repayment Date” means the final maturity date of the Advance Payment (by which date all the Advance Payment and all Interest, and any other amounts owed shall be repaid in full), being the date falling 24 Months after the date of the first Advance Payment disbursement.

“BCA” means the Business Coordination Agreement filed with the U.S. Securities and Exchange Commission on 5 December 2023 and available at https://www.sec.gov/Archives/edgar/data/1870143/000121390023094769/ea189809- 8k425_rcfacq.htm.

“Business Day” or “Business Days” means any day or days, as the case may be, on which banks in England, the United States and Switzerland are ordinarily open for business (other than Saturday or Sunday or public holidays).

“Change of Control Event” means, with respect to an entity, that its current shareholders and beneficial owners as of the date of this Agreement have ceased to hold, directly or indirectly, at least 50% of the entire issued share capital in that entity.

“Conditions Precedent” means each of the conditions precedent set out in clause 15.

“Converison Option” means Conversion Option A and Conversion Option B.

“Default Interest Rate” means a per annum rate of 5% per annum above Interest.

“Interest” means interest accruing and compounding daily at 7% plus 3M SOFR per annum, on the basis of 360/365 method.

“LBMA ” means the London Bullion Market Association (LBMA) is an international trade association, representing the global market for gold and silver bullion.

“LBMA PM Price” means the price for the pricing date which will be that day’s afternoon London Gold and/ or Silver price per troy Ounce of Gold or Silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. Dollars, as calculated and administered by independent service provider(s), pursuant to an agreement with the LBMA, and published by the LBMA on its website that displays prices effective on that pricing date.

“Material” means the gold dore as produced by/from the Project which conforms with the Specifications.

“Minimum Quantity” means that the Seller shall deliver gold dore to the Buyer in a minimum parcel size of 1,000 Ounces of gold contained in Material.

“Month” means the period starting on the 1st of a month and ending with and on the day before the following month.

“Nonaffiliated Creditors” means creditors that are not (and shall not) be subsidiaries or affiliated entities or any other persons related to the Seller, to BlueCo, or the Guarantors and with the creditors listed in Annex 1 being the list of Nonaffiliated Creditors and as represented as such by the Seller to the Buyer (subject to and provided that, as of the date of this Agreement, Blue Capital Management Partners LLP and BCMP Services Limited require further review by the Buyer and require the Buyer’s separate written confirmation to the Seller that (i) they shall be categorized as Nonaffiliated Creditors and (ii) that the sums specified for them are approved and agreed, failing which, they shall not be treated for any purposes as Nonaffiliated Creditors).

“Plant” means the mining and processing plant for, and located at, the Project.

“Offtake Commencement Date” upon the first delivery, which shall be no later than 30 days following the first drawdown of the Advance Payment.

“Offtake Period” means the period commencing on and from the Offtake Commencement Date until and including the date that is 60 Months after the Offtake Commencement Date subject to the occurrence of any Force Majeure Event (without prejudice to the Buyer’s rights under this Agreement, in the event of a Force Majeure Event, the Offtake Period shall automatically extend for such period of any Force Majeure Event).

“Ounce” or “oz” means Troy ounce which is 0.0311035 kilograms.

“Project” means:

(a)	the Seller’s Bogoso and Prestea gold project located on the Project Site; and

(b)	any other project of the Seller from time to time on the Project Site.

“Project Site” means the Seller’s site located at the Bogoso and Prestea mining permits, Ghana.

“Purchase And Assumption Agreement” means the purchase and assumption agreement between FGR Bogoso Prestea Limited, Blue Gold Bogoso Prestea Limited and Bogoso Gold Streaming PLC and dated 27 January 2024.

“Receivable” means all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered.

“Refinery” means the ultimate receiver of the Material, which shall be:

(a)	in the first instance, the refinery as selected and determined by the Buyer; and

(b)	with any change in such initial refinery to be elected by the Buyer and notified to the Seller in writing on a timely manner on a shipment by shipment basis and provided that (i) such replacement refinery shall be an internationally recognised entity and shall satisfy the Buyer’s KYC, ESG and onboarding policies and (ii) the Seller shall have the right to reject the Buyer’s elected replacement refinery on the condition that the Seller provides evidence in writing to the Buyer that the cost of delivery to the Buyer’s elected replacement refinery is materially higher than to other refineries and such rejection shall be accepted where:

a)	the evidence provided by the Seller includes a bid in writing from an alternative refinery; and

b)	the Buyer is able to promptly agree delivery and terms with such alternative refinery,

and notwithstanding the above, should the Buyer be unable to promptly agree terms with the alternate refinery and for such to accept delivery of the Material, for the duration that terms are not in place with that alternative refinery, the refinery as notified by the Buyer to Seller under limb (b) above shall for such duration be the Refinery.

“Royalty Agreement” means the royalty agreement between Blue Gold Bogoso Prestea Limited, Bogoso Gold Streaming PLC and FGR Bogoso Prestea Limited and dated 27 January 2024.

“USD”, “US$” or “$” means United States Dollars, being the lawful currency from time to time of the United States of America.

1.2	Amounts of money stated in Dollars and cents are references to the currency of the United States of America.

1.3	In the Agreement:

1.3.1	Unless the context indicates otherwise, a reference to the singular shall be deemed to include the plural and vice versa;

1.3.2	Index or heading to the clauses are included for convenience only and shall not govern the interpretation of the Agreement;

1.3.3	The words “include” and “including” are to be construed without limitation.

2	OFFTAKE AND ACCESSION

2.1	In consideration of the Advance Payment, the Seller shall provide and sell to the Buyer on an ongoing basis on and from the date of this Agreement, 100% (one hundred per cent) of the total production of all Material produced by/from the Project.

2.2	Seller and HoldCo undertake and covenant to procure that ListCo shall execute, accede to and become a Party to this Agreement (in the capacity as “ListCo”) on and from the date of completion of the De-SPAC with respect to Listco (being the company going public via merger with special purpose acquisiton company) (the “Accession Date”).

2.3	From the Accession Date and its execution of this Agreement, ListCo hereby acknowledges and agrees that it is a Party to this Agreement and it is liable for the performance of all of ListCo’s obligations set out herein, effective as of this Agreement.

2.4	It is hereby agreed that the Buyer shall have the right of first refusal to participate in the development funding of Future Global Resources Limited’s Mansiso and Mampon projects and/or any prepay offtake arrangements for up to 100% of the material produced by such projects and the Seller and each Guarantor shall procure such and undertake to procure the execution of an agreement recording such between Future Global Resources Limited and the Buyer.

3	QUANTITY

3.1	During the Offtake Period, the Seller shall deliver, in accordance with the Delivery Schedule (as defined hereunder) 100% of the Material produced by the Seller to the Buyer, which shall be no less than 760,000oz (plus or minus 2%, at Seller’s option) of gold contained in Material (the “Total Quantity”).

3.2	Without prejudice to the Buyer’s rights and remedies under this Agreement, the Seller’s obligation to deliver the Total Quantity of the Material shall remain in force even if actual delivery extends beyond the original Offtake Period so that any remaining Material not delivered within the Offtake Period shall continue to be delivered by the Seller to the Buyer in the subsequent months until the Total Quantity has been delivered to the Buyer.

4	QUALITY AND DESCRIPTION

4.1	The Material supplied by the Seller to the Buyer from the Project pursuant to the terms of this Agreement shall have the following specifications (the “Specifications”): for gold dore bars or other Material containing gold, silver, or other precious metal as produced at the Seller’s Project, the specification shall be a minimum 50% gold content. The Material shall be free from radioactivity and free from any elements deleterious to the safe transportation, importation, handling and refining of gold dore, as determined by the Refinery.

4.2	Any Material which is rejected by the Refinery on the basis that it does not meet the Specifications will be deemed not to have been delivered to Buyer in accordance with the terms of this Agreement and shall not count towards the Total Quantity and the Buyer shall not be required to pay for such rejected Material (and any resolution or return of such rejected Material to the Seller shall be at the Seller’s cost).

5	DELIVERY

5.1	The Material shall be delivered by the Seller to the Buyer DAP (Incoterms 2020) Refinery.

5.2	The Material shall be packaged in a manner that is appropriate for international flight.

5.3	The logistic provider shall be Brinks, or such other alternative logistics provider as the Seller may elect, provided that such alternative logistics provider is acceptable to the Buyer, acting reasonably.

5.4	A logistics services agreement shall be signed by the Buyer, the logistics provider and the Seller. Such agreement shall include a standard operating procedure of transport and security from the Project to the Refinery. Such standard operating procedure that shall be adopted by the logistics services provider shall be acceptable to the Buyer.

5.5	For each delivery the Seller shall send the Buyer by way of email the Provisional Payment Documents no later than 2 Business Days prior to such delivery being made.

6	DELIVERY SCHEDULE

6.1	During the Offtake Period the Material shall be delivered in accordance with the following delivery schedule (“Delivery Schedule”) following the Offtake Commencement Date:

6.1.1	First 12 Month Period: 68,000oz (+/-20% at Seller’s option)

6.1.2	Second 12 Month Period: 100,000oz (+/-15% at Seller’s option)

6.1.3	Third 12 Month Period: 80,000oz (+/-15% at Seller’s option)

6.1.4	Fourth 12 Month Period: 188,000oz (+/-35% at Seller’s option)

6.1.5	Fifth 12 Month Period: 324,000oz (+/-35% at Seller’s option)

6.2	The Seller shall use its best endeavors to deliver the Material in even monthly instalments over each 12-Month period.

6.3	For each delivery, the Seller shall deliver Material to the Buyer in lots no less than the Minimum Quantity.

6.4	In respect of any twelve month period set out in the Delivery Schedule, if the Seller fails to deliver the relevant quantity of Material specified in the Delivery Schedule:

6.4.1	subject to clause 3.2, the balance of such undelivered quantity of Material (the “Shortfall Quantity”) shall be added to the Buyer’s entitlement in respect of the following twelve month period; and

6.4.2	notwithstanding that the end of the relevant twelve month period in which the Shortfall Quantity occured, Seller shall pay to Buyer the increased Discount as per clause 8.6 for such undelivered Material.

7	WEIGHING AND SAMPLING

7.1	Provisional Weights and Analysis

7.1.1	Provisional weights and analysis shall be determined at the Refinery in accordance with internationally accepted standards. The Buyer shall appoint an internationally recognized third party inspection company acceptable to both Parties, on behalf of the Seller and the Buyer. Where the Parties cannot agree on the identity of such inspection company within 5 Business Days the Buyer shall appoint any of the independent third-party inspection companies from the following list:

a)	SGS

b)	Afred H Knight

c)	ALS

7.1.2	The Seller, or its representative, shall at all times, have the right to attend any sampling and analysis performed at the Refinery. Should the Seller request attendance of sampling, the Seller shall inform the Buyer promptly in writing. The Seller shall be given at least 48 (forty-eight) hours’ notice of any sampling and analysis in order to arrange attendance at any sampling and analysis and the Buyer shall take all steps necessary to assist with the Seller’s arrangements for the Seller or its representative’s attendance.

7.1.3	The supervision, sampling and assaying costs incurred by an internationally recognized third party inspection company shall be for the account of the Seller.

7.1.4	The supervision, sampling and assaying procedures shall be as per the Buyer’s refining and/or sales contract with the Refinery, which shall in accordance with internationally accepted standards.

7.1.5	In the event the Buyer wishes to attend sampling and analysis performed at the Project the Buyer, or its representative, shall at all times, have the right to attend, at its own cost. Should the Buyer request attendance of sampling, the Buyer shall inform the Seller in writing. The Buyer shall be given at least 96 (ninety-six) hours’ notice of any sampling and analysis in order to arrange attendance at any sampling and analysis and the Seller shall take all steps necessary to assist with the Buyer’s arrangements for the Buyer or its representative’s attendance.

7.2	Final weights and analysis

7.2.1	The final weights and assays shall be as per the settlement assays agreed between the Buyer and the Refinery and shall be binding for the Seller. The settlement assay and weight procedures shall be as stipulated in the contract between the Refinery and the Buyer and shall be binding for the Seller. Such procedures shall be in accordance with internationally accepted standards.

7.2.2	Should the Buyer or the Seller dispute the final settlement weights and assays the umpire process as stipulated in the contract between the Refinery and the Buyer shall be applied. Such procedures shall be in accordance with internationally accepted standards.

8	PRICE

8.1	The price payable for the payable precious metal content in the Material shall be determined by the pricing mechanisms in the following clauses 8.4.1 to and including 8.4.3 less the Discount less Provisional Payment Interest less all refining costs (including impurity penalties imposed by the Refinery) to convert the Material into bullion as per the refining contract with Refinery that are paid by the Buyer on behalf of the Seller.

8.2	The “Discount”:

8.2.1	Where the final gold price is below US$1,800/oz, a discount of US$36/oz of payable gold content shall apply to all Material.

8.2.2	The following discounts shall apply where the final gold price as determined by clauses 8.4.1 to and including 8.4.3 falls within the following bands and whereby the percentage discounts on the price shall be as follows:

Gold Price (US$)	Discount

Above 1800 to 2000	2.00%
Above 2000 to 2200	2.25%
Above 2200-4000	2.50%
Above 4000	2.75%

8.3	“Provisional Payment Interest”:

8.3.1	The Seller shall pay the Buyer interest at 3% Plus 3M SOFR on the value of the Provisional Payment (as defined below) from the date of such payment until the Gold Bullion is delivered back to the Buyer by the Refiner or fully paid for by the Refinery to the Buyer. The Provisional Payment Interest shall be deducted by the Buyer from the respective Final Payment to the Seller, should the Final Payment outstanding be insufficient to cover such interest amount owed, the Buyer may withhold the amount from the following delivery of Material or request the Seller pay such by way of TT within 2 days of the Buyer’s invoice.

8.4	Pricing Mechanisms

8.4.1	Material shall be priced by the Buyer on the following terms and conditions:

8.4.2	Spot Basis. on the day following the date upon which the logistics supplier appointed in accordance with clause 5.3 issues a document by way of email to the Buyer and the Seller confirming the Material is loaded on board an airplane outbound from Ghana for onward transport to the Refinery (“Notice of Transit”) the Buyer will price the payable precious metal content in the Material based upon Buyer’s then-current spot market bid price during New York trading hours (7:30 a.m. to 4:30 p.m. U.S. Eastern Time). If the day of spot pricing date is not an LBMA trading day the pricing date shall be on the first LBMA trading day thereafter.

8.4.3	Forward Basis. Seller may, with Buyer’s prior written consent, forward price the payable precious metal content in the Material for periods of up to 30 days prior to Delivery, or for longer periods as mutually agreed by the Parties, such pricing to be equal to (i) the spot price contemplated in Pricing Mechanism (a), plus or minus, as applicable (ii) an adjustment based on the then-current forward rates for the agreed upon forward value date in effect at the time of such pricing. The forward contract value date is the date upon which the Notice of Transit is issued. Should the Buyer consent to forward pricing, the Seller shall be required to post initial margin to the Buyer prior to the pricing, the value of the initial margin shall be advised by the Buyer to the Seller in writing by way of email and shall be in accordance with the relevant exchange’s initial margin requirements. The initial margin shall be paid by the Seller to the Buyer within one Business Day of the Buyer’s initial margin invoice. At any time during the forward pricing period where the market price for gold exceeds the forward hedge price, the amount of such difference shall be the “Variation Margin”. Where the Variation Margin results in the Buyer having mark to market exposure of US$50,000 (Fifty Thousand United States Dollars) (where “mark to market exposure” shall mean the difference between the forward hedge price and the LBMA PM auction price on the relevant day) (the “Threshold Amount”) or more, the Buyer shall be entitled to make a margin call to Seller in writing (including by email) (the “Margin Call Notice”) for the amount by which the Variation Margin is in excess of the Threshold Amount (the difference in such amounts being the “Margin Amount”) according to Buyer’s calculations. Buyer’s calculations shall be binding, subject to manifest error. In a Force Majeure event or Event of Default where the Material is not delivered on the expected date the Buyer shall close out the forward hedge on written notice by email to the Seller and the Seller shall be required to pay any unpaid Variation Margin promptly and in any event within two Business Days of such close out notice.

8.5	Over/Under Account

8.5.1	In the event the quantity of the priced estimated payable gold and/or payable silver in the Material for the delivery does not exactly equal the actual quantity of the payable gold and/or payable silver in such delivery for any reason whatsoever including Force Majeure, the Seller and Buyer shall settle the difference in accordance with the following methods:

a)	In the event the priced estimated payable gold and/or payable silver is greater than the payable gold and/or payable silver, the Buyer, at its option, may request the Seller settle the differences by delivering the shortfall of payable gold and/or payable silver in its next shipment or settle by way of TT payment to the Buyer within 2 Business Days of the Buyer’s invoice, the value of which shall be determined as per 8.5.2. Should the Buyer elect delivery and the delivery of the payable gold and/or payable silver, to make up the difference, does not occur within 10 days of the Buyer’s notice of the shortfall the Seller shall be required to settle the difference by way of TT within 1 Business Day;

b)	In the event the priced estimated payable gold and/or payable silver is less than the payable gold, and/ or payable silver the Buyer shall price the difference on the day following the date of the Buyer’s notice in writing to the Seller of such difference.

8.5.2	In either 8.5.1. a or b, pricing shall be at the LMBA PM Auction price for gold and silver on any of the 10 days, at the Buyer’s election, following the date the Buyer receives the final assays of such shipment or when such differences become known. The Buyer shall advise the Seller in writing of the election date no later than 17h00 New York time on the day prior.

8.6	Discount True Up

8.6.1	In the event the Seller does not deliver the contractual Minimum Quantity in each 12- Month period as defined in the Delivery Schedule to the Buyer the Discount for the deliveries in following Month shall be adjusted to ensure the minimum Discount for the previous year’s shortfall is received by the Buyer. For example, if the Seller has a delivery shortfall of 1,000oz in such 12-Month period, the Discount shall be increased by: 1000 x the Discount (as calculated pursuant to clause 8.2) x average of LMBA PM Auction Price for Material for the period in which the shortfall occurred. This shortfall discount shall be amortised over the following Month’s quantity. In the event the quantity delivered is insufficient in that Month, the Buyer may elect (i) to invoice the Seller the value of the total shortfall in Discount and reduce that shortfall value from the Provisional Payment of the first delivery from the following Month or (ii) to require the Seller pay such amount by way of TT within 3 days of the Buyer’s invoice and provided that in all instances such shall not discharge the Seller from its obligation to deliver such shortfall volume.

9	PAYMENT TERMS

9.1	Provisional Payment

9.1.1	The Buyer shall pay a 90% provisional payment (the “Provisional Payment”) less the Amortisation Amount (as defined below), by telegraphic transfer to Seller’s designated account. The Provisional Payment for the Material shall be made within 2 Business Days of the presentation of the following documents under clause 9.1.2 by the Seller to the Buyer after delivery of the Material to the Refinery.

9.1.2	The Buyer shall make Provisional Payment against the following documents (the “Provisional Payment Documents”) delivered by the Seller, in each case, in form and substance satisfactory to Buyer:

a)	Copies of the packing List.

b)	Seller’s signed provisional invoice.

c)	A valid insurance certificate of Seller.

d)	Certificate of Origin issued by the Ghana National Chamber of Commerce and Industry.

e)	Provisional Certificate of weight and assay for the Material issued by the Refinery.

f)	A written confirmation from the Refinery that the Material is in the possession of the Refinery.

g)	Complete set of export documentation in accordance with the laws of Ghana.

9.1.3	The price used to determine the Provisional Payment shall be either:

a)	the price (as calculated pursuant to clauses 8.4.1 to and including 8.4.3) if known at the time of the Provisional Payment; or

b)	should the price not be known at the time of the Provisional Payment, the Provisional Price shall be the Buyer’s spot market bid price the day prior to the date of Seller’s invoice.

9.2	Final Payment

9.3	The final payment (if any) for each delivery of Material shall be calculated on the basis of final weight and final assay and the final price less the Provisional Payment (the “Final Payment”).

9.4	Subject to clause 9.5, the Final Payment (if any) shall be made by the Buyer to the Seller in USD by way of telegraphic transfer to Seller’s nominated account, within two (2) Business Days from the Buyer’s receipt of Seller’s final invoice.

9.5	In the event that the Provisional Payment made by the Buyer exceeds the final value of the Material, the Buyer shall issue an adjustment invoice (the “Buyer’s Adjustment Invoice”) to the Seller for the difference between the provisional value and the final value of the Material, based on the final weight and final assays of the Material and the final Price and the Seller shall make payment to the Buyer of such an amount, within four (4) Business Days of Buyer’s Adjustment Invoice date.

9.6	All invoices shall be in USD and all payments shall be made in USD by telegraphic transfer.

10	ADVANCE PAYMENT

10.1	In conjunction with entering into this Agreement, and subject to the terms of this Agreement, Buyer shall make available to Seller the Advance Payment of USD25,000,000 (the “Maximum Facility Amount”) by no later than 10 Business Days following the Seller being notifed that all Conditons Precedent have been satisifed (or waived) and provided that the Buyer shall endeavour to make available to the Seller the Advance Payment as soon as practicable following satisfaction and/or waiver of all Conditions Precedent.

10.2	Notwithstanding anything else herein, the Buyer shall only be obligated to make or make available the Advance Payment where the Buyer is satisfied (and has advised the Seller in writing) that:

10.2.1	all Conditions Precedent have been met and satisifed (or waived at the Buyer’s sole discretion);

10.2.2	no Event of Default exists; and

10.2.3	there is no breach of any warranty or covenant by the Obligors or BlueCo.

10.3	Notwithstanding any other term of this Agreement, the Buyer shall endeavor to confirm in writing as satisfied (or to waive at its election) the Conditions Precedent specified in clauses 15.1, 15.2, 15.3 and 15.11 (the “Deadline CPs”) by no later than 31 October 2024 (the “Deadline CPs Date”). Should the Buyer fail to confirm in writing as satisfied (or waived) the Deadline CPs on the Deadline CPs Date, either the Seller or the Buyer shall then be entitled to notify (on five Business Day’s prior notice) the other Party of their intention to terminate this Agreement and where in the case of the Seller (on behalf of itself and all Obligors and BlueCo) providing such notice:

10.3.1	the Buyer has not responded and confirmed in writing within such 5 Business Days the satisfaction (or waiver) of such Deadline CPs, this Agreement and its terms shall automatically terminate in all regards; or

10.3.2	the Buyer does confirm in writing within such time frame to the Seller the Deadline CPs are satisfied (and/or waived, as applicable), this Agreement and its terms shall remain in full force and effect.

10.4	The Advance Payment shall only be used by the Seller for operating and capital expense requirements of the Project.

10.5	The Seller and the Guarantors shall procure that:

10.5.1	from the date of this Agreement and until the earlier of (i) the Advance Payment Repayment Date and the date on which the Advance Payment (and any Interest thereon) has been irrevocably repaid and paid in full; and (ii) the date the entirety of the Advance Payment is converted in full pursuant to the Converison Option, the Buyer is granted first ranking perfected security interests over:

a)	all the Sellers’ assets, including real property, machinery, and equipment at the Project;

b)	the mining license for the Project (and to the extent not covered in the mining licence, all land lease and access rights for the Project);

c)	all the Project’s production of metal (including Material);

d)	all Receivables due to the Seller derived from and in respect of the Project;

e)	100% of the shares in the Seller; and

f)	100% of the shares in Holdco,

with all such documents to be in form and substance satisfactory to the Buyer, affecting such being, the “Security Documents” and for the cost of such and the related perfection formalities being for the account of the Seller.

10.6	Subject to the Buyer not exercising the Conversion Option or to the extent the Conversion Option is not exercised in full, the final maturity date of the Advance Payment (or such amount of the Advance Payment which is outstanding and that has not been so converted) shall be the Advance Payment Repayment Date.

10.7	The Advance Payment shall be fully amortised, and the final Amortisation Amount shall be paid and received by the Buyer no later than the Advance Payment Repayment Date. In addition to the Advance Payment amortising by the Amortisation Amount each calendar Month, the Seller shall continue to pay all Interest due thereon and all such Interest shall be paid by the Seller to the Buyer by the second Business Day of each Month following the Month upon which the Interest is calculated against an Interest invoice issued by the Buyer to the Seller. The Buyer may elect at its option to receive the Interest payment from the Seller by way of telegraphic transfer or by deducting the amount of Interest owed from the Provisional Payment from the first delivery of the Month following the Month upon which the Interest was calculated. Any final instalment of Interest payable on the Advance Payment must be paid to the Buyer by the Advance Payment Repayment Date. All payments to be made by the Seller (or the Obligors or BluCo) under this Agreement shall be made without tax deduction or withholding. If any such deduction or withholding is required by law, the amount of the payment due to the Buyer shall be increased to an amount which (after making any such tax deduction or withholding) leaves an amount equal to the payment which would have been due if no tax deduction or withholding had been required.

10.8	Subsequent Advance Payments, made by the Buyer to the Seller, shall be equal to the difference between the Maximum Facility Amount and the Advance Payment outstanding at the time the subsequent Advance Payment invoice is raised by the Seller and issued by the Buyer.

10.9	These subsequent Advance Payments shall be made by the Buyer to the Seller upon delivery of the Material to the Refinery and within 2 Business Days of the Seller’s presentation of the Provisional Payment documents and the subsequent Advance Payment invoice issued by the Seller to the Buyer. From Month 1 to Month 12 the Advance Payment shall amortise and revolve on each shipment of Material on Delivery of the Material to the Refinery, up to the maximum outstanding Advance Payment.

10.10	Following the completion of the 12th Month following the initial disbursement, the Advance Payment that is not converted into equitry pursuant to the Conversion Option shall amortise in 12 equal consecutive monthly installments (the “Amortisation Amount”). The repayment shall be via the Buyer withholding the Amortisation Amount from the Provisional Payment of each Month’s first delivery, provided that should the quantity delivered in a Month not be sufficient to repay the Amortisation Amount, the Buyer may, at its sole election, call for the Amortisation Amount shortfall to be repaid in cash by way of T/T at the end of such Month. In the event repayment amounts are required in cash such repayment shall have priority over any and all of the Seller’s (and each Guarantor’s) other repayment or payment obligations.

10.11	Conversion Option relating to up to USD15,000,000 of the Advance Payment

10.11.1	The Buyer shall have the right to convert an amount of up to USD15,000,000 of the Advance Payment (the “Maximum Advance Payment A”) to equity by way of shares in ListCo from the date of the execution of this Agreement until the date falling 10 Business Days following ListCo’s listing on the NYSE (the “Conversion Period A”)(the “Conversion Option A”). Should the Seller have begun repaying the Advance Payment and the Buyer elects to convert the Advance Payment into shares in ListCo, the Buyer shall have the right to convert up to the Maximum Advance Payment and subscribe for the difference in the Advance Payment A balance outstanding at the time of such conversion and the Maximum Advance Payment A.

10.11.2	Where the Buyer elects to convert the conversion price shall be a pre-IPO valuation of US$43 cents (forty three cents) per share in HoldCo (the “Conversion Price A”) and the conversion shall be implemented in accordance with the BCA. Should the conversion occur pre-IPO the conversion shall occur at the HoldCo level with such shares being taken in HoldCo and upon IPO occurring, those shares at the conversion value shall be transferred to and for shares in ListCo.

10.11.3	Upon the conversion of the Advance Payment into shares under Converison Option A, ListCo shall issue the number of units in ListCo (the “Units A”) at the relevant Conversion Price A. Each Unit shall consist of one common share in the capital of ListCo as constituted (a “Common Share A”) and one common share purchase warrant (each, a “Warrant A”). Each Warrant A will entitle the Buyer to purchase one additional common share in NYSE listed ListCo (a “Warrant Share A”) at the listing price per share at any time prior to 5:00PM (EST) on the date that is 24 Months following the date of issue of such Warrants.

10.12	Conversion Option relating to up to USD10,000,000 of the Advance Payment

10.12.1	The Buyer shall have the right to convert an amount of up to USD10,000,000 of the Advance Payment (the “Maximum Advance Payment B”) to equity by way of shares in ListCo from the date of the execution of this Agreement until the date falling 24 Months after the date of the first disbursement of the Advance Payment (the “Conversion Period B”)(the “Conversion Option B”). Should the Seller have begun repaying the Advance Payment and the Buyer elects to convert the Advance Payment into shares in ListCo, the Buyer shall have the right to convert up to the Maximum Advance Payment B and subscribe for the difference in the Advance Payment balance outstanding at the time of such conversion and the Maximum Advance Payment B.

10.12.2	Where the Buyer elects to convert on the earlier of (i) ListCo’s initial public offering on the NYSE (the “IPO”); or (ii) during the first calendar month of commercial production for the Project (being the calendar month following two consecutive calendar months of 5,000oz of gold contained in Material being produced by the Seller from the Project) (the “Month of Commercial Production”) the conversion price shall be a pre-IPO valuation of US$100 cents (one hundred cents) per share in HoldCo (the “Pre-IPO Conversion Price”) and the conversion shall be implemented in accordance with the BCA. Should the conversion occur pre-IPO the conversion shall occur at the HoldCo level with such shares being taken in HoldCo and upon IPO occurring, those shares at the conversion value shall be transferred to and for shares in ListCo.

10.12.3	Where the Buyer elects to convert during the Conversion Period B but following the IPO, the conversion price shall be ListCo’s initial listing price on the NYSE (the “Post- IPO Conversion Price” and the Pre-IPO Conversion Price, as applicable, being the “Conversion Price”).

10.12.4	Upon the conversion of the Advance Payment into shares under Conversion Option B, ListCo shall issue the number of units in ListCo (the “Units”) at the relevant Conversion Price. Each Unit shall consist of one common share in the capital of ListCo as constituted (a “Common Share B”) and one common share purchase warrant (each, a “Warrant B”). Each Warrant will entitle the Buyer to purchase one additional common share in NYSE listed ListCo (a “Warrant Share B”) at the listing price per share at any time prior to 5:00PM (EST) on the date that is either 24 Months or 12 Months following the date of issue of such Warrants (the “Warrant Expiry Period B”). Whether the Warrant Expiry Period B shall be 24 or 12 months shall be determined as follows:

a)	should the Buyer elect to convert (a) prior to the IPO; or (b) on or within 12 Months following the date of the last disbursement of the Advance Payment, the Warrant Expiry Period B shall be 24 Months; or

b)	should the Buyer elect to convert after the 12th Month following the date of last disbursement of the Advance Payment, the Warrant Expiry Period B shall be 12 Months.

11	PAYMENT IN CASE OF TOTAL LOSS OR PARTIAL LOSS

11.1	In the event of total loss of shipment of Material after risk has passed to Buyer but before weighing and sampling at the Refinery, the Provisional Payment and Final Payment for the lost Material shall be made based on weights and assays for the Lost Material as advised by the Seller at the time of shipment save in the event of fraud or manifest error. Provisional Payment shall be made within 15 Business Days from delivery of the Material at the Refinery. Price shall be in accordance with the clause 8 of this Agreement. Unless specified under this clause, Provisional Payment and deemed final and shall be in accordance with the clause 9.

11.2	In the event of partial loss of shipment of Material after risk has passed to Buyer but before weighing and sampling at the Refinery, for the portion of Material lost the Provisional Payment and Final Payment for the lost Material shall be made based on weights and assays for the Lost Material as advised by the Seller at the time of shipment save in the event of fraud or manifest error. Provisional Payment shall be made within 15 Business Days from delivery of the Material at the Refinery. Price shall be in accordance with the clause 8 of this Agreement. Unless specified under this clause, Provisional Payment and Final shall be in accordance with the clause 9.

12	RISK

12.1	Risk shall pass to Buyer at the time of delivery to Buyer as per Incoterms 2020 and pursuant to clause 5.

13	INSURANCE

13.1	The insurance up to the point of delivery in accordance with clause 5 of this Contract shall be the responsibility of the Seller, the insurance shall be placed with a first class international insurance company with the Buyer nominated as the loss payee, payable in U.S. Dollars. The insurance after the point of delivery shall be the responsibility of the Buyer.

14	TITLE

14.1	Good title in the Material, free and clear of all liens and encumbrances, shall pass to Buyer upon the earlier of Delivery or Provisional Payment pursuant to the terms of this Agreement.

15	CONDITIONS PRECEDENT

15.1	Due diligence on the Sellers’ proposed production plan and the Project completed and satisfactory to the Buyer.

15.2	Where applicable, mitigation of country, political, taxation and currency risks satisfactory to the Buyer.

15.3	Approval of the transaction and the entry into this Agreement by the board of directors and senior management of the Buyer.

15.4	No material changes in the business prospects or commercial relationships, assets, financial condition, operating results, or customer, vendor, or employee relations of the Obligors or BlueCo.

15.5	No litigation, proceeding or injunction reasonably likely in Buyer’s sole opinion to prohibit or prejudice the consummation of the proposed transactions under this Agreement and/or the conduct of the business and operations of the Seller.

15.6	Receipt of all third-party consents, government and regulatory approvals required for the operation of the Project and compliance with applicable securities, antitrust and other laws, rules, and regulations necessary for the consummation of the transactions hereunder and the conduct of the business and operations of the Seller.

15.7	The Security Documents executed, registered and perfected to the satisfaction of the Buyer. The security shall be deemed enforceable by Ghanaian legal opinion (and regarding the Holdco shares security, by English legal opinion) in a form and substance acceptable to the Buyer.

15.8	Ghanaian legal opinion in a form and substance acceptable to the Buyer (and, where applicable a New York legal opinion in respect of the above detailed equity conversion and warrant elements).

15.9	Evidence to the Buyer’s satisfaction that the Obligors have raised a minimum of US$30,000,000 by way of bond in Ghanaian Bond Market (the “Bond”) and all such proceeds are paid to the Nonaffiliated Creditors.

15.10	Written confirmation from the Ministry of Lands and Natural Resources that the transfer of the Bogoso and Prestea mining leases, from FGR Bogoso Prestea Limited (FGR BPL) to its affiliate company Blue Gold Bogoso Prestea Limited is approved and valid and in effect, without condition.

15.11	Confirmatory due diligence performed by an independent technical team such as Sennet (or similar) appointed by Buyer. Such due diligence shall confirm to Buyer’s satisfaction the Project’s viability, the Seller’s restart plans and the costs, and confirmation that the Buyer’s Advance Payment which shall be the last funds in are adequate to ensure the Project is timely commissioned and operational in a manner that is economically sustainable. Should such due diligence result in an unfavorable opinion which is not to the Buyer’s satisfaction, the Buyer shall have the right to terminate this Agreement or renegotiate terms and without any liability or recourse to the Buyer. The technical team shall deliver a report that identifies any potential fatal flaws, highlights risks to the re-start of operations at the Project, estimates capital costs to restart and recommends operational costs and recoveries of gold.

15.11.1	The cost of the independent technical team’s work shall be paid by the Buyer and following which, the Seller shall reimburse the Buyer in accordance with the following manner:

a)	In the event the Conditions Precedent are fulfilled, the cost of the work shall be added to the Advance Payment amount and amortised in accordance with the Advance Payment.

b)	In the event the Conditions Precedent are not fulfilled the Seller shall repay the Buyer in 12 equal monthly installments commencing immediately following the date the Buyer advises the Seller in writing the Conditions Precedent have not been fulfilled.

15.11.2	An unfavorable opinion shall be such that the independent technical team’s report deems the Seller’s projected restart costs, mine design, CIL processing facilities, infrastructure and tailings storage facility plans are inadequate to produce, in an economic manner, the Quantity of Material as shown in the Seller’s data room, required to satisfy this Agreement.

15.11.3	The independent technical team’s work shall be:

a)	PART A: Mine design and schedule, including an assessment of the condition of the underground mining infrastructure and equipment.

b)	PART B: CIL processing facilities, including an assessment of the suitability of the process flowsheet, condition of the process plant components and historical operational performance.

c)	PART C: Assessment of infrastructure (power supply and distribution to mine substations, access roads, haul roads, back-up power generating facilities, buildings, offices, workshops, sewerage treatment, water treatment facilities.

d)	PART D: Assessment of tailings storage facility, including design, management, factors of safety.

15.12	Seller has provided complete payment account details to Buyer’s satisfaction and Buyer has completed account verification process regarding such.

15.13	KYC (know your customer) and ESG (environmental, social, governance) checks and clearance of Obligors and BlueCo completed to satisfaciton of Buyer.

16	CONDITIONS SUBSEQUENT; BOARD AND MANAGEMENT REPORTING

16.1	As a condition subsequent to entering into this Agreement and the disbursement of the Advance Payment, Seller and ListCo shall ensure and facilitate that the Buyer has representative directors on the board of directors of the Seller and ListCo and Steering Committee representatives, appointed and in place in accordance with this clause 16 and in each instance as promptly as possible and, in any event, by no later than one calendar Month following the Buyer advising the Seller and ListCo of the identity of its representative directors and / or Steering Committe representatives, as applicable (the “Appointment Date”).

16.2	A steering committee (the “Steering Committee”), which shall be a decision making committee that shall report to the board, shall be established at the Seller and convene twice a Month for the duration of the Offtake Period by no later than 45 days following the first drawdown of the Advance Payment, the Steering Committee shall comprise of:

16.2.1	The CEO of the Seller;

16.2.2	The Chairman of the Seller;

16.2.3	The Head Geologist of the Seller;

16.2.4	The General Manager of the Seller;

16.2.5	The process Engineer of the Seller;

16.2.6	The Metallurgist of the Seller; and

16.2.7	Up to 4 representatives appointed by the Buyer.

16.3	Should the Steering Committee, acting reasonably, determine that additional funding is required by the Seller, and where the Guarantors are unable to raise such additional funding by no later than 60 calendar days prior to the need for such funds (as determined by the steering committee), but no earlier than 60 days from the determination of the Steering Committee that such additional funding is required, the Buyer shall have the exclusive right to fund such shortfall, in all or in part, by way of a CLN. The CLN shall be convertible into equity by way of shares (for such Conversion Perod as elected by the Buyer) in the ListCo or HoldCo (as applicable) at the following conversion price:

16.3.1	where such shortfall occurs prior to the Month of Commercial Production, US$70 cents (seventy cents) per share in HoldCo (or at the equivalent equity valuation in ListCo, if applicable, determined in accordance with the BCA;

16.3.2	where such shortfall occurs after the Month of Commercial Production and listing on the NYSE has occurred, shall be at 30% discount to the average price of the shares over the preceding 30 days share. Where the permitted discount to the initial listing price on the NYSE is less than either 30% such difference between the permitted discount and the 30%, shall be added on a pro-rata basis to each of the discounts set out in clause 8 (Price);

16.3.3	where such shortfall occurs prior to the Month of Commercial Production and no listing on the NYSE has occurred, US$90 cents (ninety cents) per share in HoldCo (or at the equivalent equity valuation in ListCo, if applicable, determined in accordance with the BCA.

16.4	Board Seats:

16.4.1	The Seller and Guarantors shall ensure and procure that:

a)	subject to clause 16.4.1b), from the Appointment Date and for the remaining duration of this Agreement, the Buyer shall be granted and hold no less than 2 seats on the board of directors of each of the Seller and ListCo; and

b)	notwithstanding clause16.4.1a), from the Appointment Date until the date of ListCo’s successful listing on the NYSE, (i) the Buyer shall be granted and hold the number of board seats on the board of directors of each of the Seller and ListCo representing (for each company) no less than 50% of the voting rights of those respective boards (the “Buyer Representative Directors”) and (ii) the Buyer Representative Directors (or any one thereof) are granted a casting vote, so that, should Seller and/or ListCo board voting result in a stalemate or deadlock, the Buyer Representative Directors shall have a casting vote to determine any such matter (and where such Buyer voting requirements necessitate amendments to the constituent documents of the Seller and/or ListCo, the Seller and Guarantors shall ensure and procure such amendments are effective by no later than, and to facilitate, the Appointment Date).

16.5	The Buyer shall have the right to receive:

16.5.1	Copies of all notices of meetings of the board of directors (the “Board”) of the Seller and ListCo, as well as all minutes and resolutions of such meetings, promptly (and in any event within 10 days) following such meetings.

16.5.2	Copies of all financial statements, budgets, forecasts, and other financial information of the Guarantors, as and when prepared.

16.5.3	Access to the Seller’s properties and personnel for the purpose of conducting inspections and audits, as reasonably requested by the Buyer.

16.6	Additional Provisions:

16.6.1	The Seller shall promptly notify the Buyer of any material changes to its corporate governance structure or policies.

16.6.2	The Buyer shall have the right to reasonably request additional information from the Seller, as necessary to monitor its financial condition and compliance with the terms of this Agreement.

17	FORCE MAJEURE

17.1	A Party shall not be liable to the other for any delay or failure in performing all or any part of its obligations under this Agreement, to the extent that its performance has been prevented, prohibited, restricted, delayed or hindered due to a Force Majeure Event. As used herein, a “Force Majeure Event” shall mean any event beyond the reasonable control of the affected Party, whether foreseeable or not, including but not limited to strikes, lockouts, floods, Acts of God, nature, pandemic, disease outbreak, including but not limited to Ebola, bad weather, fire, explosion, war (whether civil or otherwise or declared or undeclared), war-like operations, armed conflict, insurrection, embargo, riots, terrorism, civil commotion, slowdowns, other labour disputes, protests (whether peaceful or otherwise), criminal acts, hi- jacking, piracy, governmental action or interference, including but not limited to nationalization, appropriation or forced abandonment, compliance with any order or instruction of any local or other governmental authority, court, legislation, regulation or directive having force of law. A change in the economic or market conditions does not constitute a Force Majeure Event.

17.2	In the event that the a Party is subject to a Force Majeure Event, that Party shall promptly notify the other Parties by e-mail describing the Force Majeure Event and explaining how its performance has been or may be prevented or delayed due to a Force Majeure Event. The obligations of the affected Party on giving the notice, so far as it is affected by the Force Majeure Event, shall be suspended during, but no longer than, the continuance of the Force Majeure Event. The affected Party shall use reasonable diligence to mitigate the effects of the Force Majeure Event as quickly as possible but this shall not require it to settle strikes, lockouts, protests or other labour difficulties, contrary to its wishes and/or economic interests.

17.3	Should the Force Majeure Event last longer than Ninety (90) days, the Buyer may, at its option, in writing terminate the affected quantity of Material or this Agreement.

17.4	A Party shall notify the other Parties (which may include by e-mail) as promptly as possible after the Force Majeure Event ceases to exist.

17.5	Notwithstanding anything in this clause 17 “Force Majeure”, or in any other provision of this Agreement, to the contrary, under no circumstances shall the Seller’s (or the Obligors’ or BlueCo’s) obligation to repay any indebtedness, Advance Payment, Amortisation Amount and any accrued and unpaid Interest that has accrued under this Agreement be abrogated, delayed or postponed, and the Seller (or the Guarantors or BlueCo, as applicable) shall be required to repay such indebtedness and amounts as and when due. During a Force Majeure Event, no drawing of the Advance Payment shall be available.

18	JURISDICTION AND GOVERNING LAW

18.1	This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

18.2	For the avoidance of doubt, it is agreed that this arbitration clause that follows shall also be governed by and construed in accordance with the laws of England (as its applicable law).

18.3	Any dispute, controversy or claim (“Disputes”) arising out of or in connection with this Agreement (including any non-contractual obligations), or the breach, termination or invalidity thereof, shall be submitted to the London Court of International Arbitration (“LCIA”) in accordance with the LCIA’s rules (the “Rules”) and which Rules are deemed incorporated herein. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The award shall be final and binding. Judgment upon the award rendered by the arbitrators may be entered in any competent court.

18.4	In any legal proceeding to enforce an arbitration award and in any legal action between the Parties pursuant to or relating to this Agreement, each Party expressly waives any defence of sovereign immunity and any other defence or exemption from suit, judgment or execution based on the fact or allegation that it is a party, agency or instrumentality of, or representing a government.

18.5	When a Dispute arises and is under arbitration, except for the matter under dispute, the Parties shall continue to exercise their remaining respective rights and fulfil their remaining respective obligations under this Agreement. Nothing herein shall prevent a Party from seeking injunctive relief or security from the applicable competent courts.

18.6	Notice of arbitration and service of any legal proceedings permitted by this clause or at law may be validly effected by or under cover of any Notice sent in conformity with the “Notices” clause of this Agreement and neither Party shall contest service effected by these means.

19	WAIVER OF IMMUNITY

Each Party irrevocably waives any immunity to which they or their revenues and assets may at any time be or become entitled to, whether characterized as sovereign immunity or otherwise, including immunity from service of process, immunity from jurisdiction of any court or tribunal, and immunity of any of their property from attachment prior to judgment or from execution of judgment. Each Party irrevocably agrees that they will not claim any such immunity under any circumstances.

20	REPRESENTATIONS; WARRANTIES; COVENANTS

Representations; Warranties

20.1	All Parties warrant that they are duly organized, validly existing and in good standing under the laws of the state of their incorporation, that they have full power to enter into and perform this Agreement and that their entry into and performance of this Agreement will not breach any indenture, agreement or other instrument to which they are a party or by which they are bound.

20.2	Each Party hereby represents to the other that it contracts as principal.

20.3	The Seller represents and warrants to the Buyer: (i) as of the date of this Agreement; (ii) on each date on which the Buyer makes an Advance Payment; and (iii) on each date which the Seller pays Interest in accordance with this Agreement (and in each case under limb (ii) and (iii) herein, when repeated, it is applied to the circumstances existing at the time of repetition), that:

20.3.1	it presently holds all necessary approvals, licenses and permits from any relevant governmental authority to operate the Project mine, and receive the payments for the export of the full quantity of Material to be delivered under this Agreement;

20.3.2	it is not subject to any creditor or insolvency related process;

20.3.3	it is not subject to any litigation in any jurisdiction and has not received written notice of commencement of such proceedings by any person or party;

20.3.4	it is not in breach of any applicable law (including environmental laws) or regulation or governmental directive;

20.3.5	at all times it has complied with all covenants and requirements, of the Seller as set forth in the Agreement;

20.3.6	no Event(s) of Default (as set out in clause 28 below) or circumstance(s) that would, but for any applicable grace period, constitute an Event of Default have occurred and are continuing or, with reference to the facts then subsisting, are reasonably expected to occur.

20.4	Each Guarantor and BlueCo represents and warrants to the Buyer with respect to itself only, as of (i) the date of this Agreement; (ii) on each date on which the Buyer makes an Advance Payment; and (iii) on each date which the Seller pays Interest in accordance with this Agreement (and in each case under limb (ii) and (iii) herein, when repeated, it is applied to the circumstances existing at the time of repetition), that:

20.4.1	at all times it has complied with all covenants and requirements applicable to it as set forth in the Agreement;

20.4.2	no Event(s) of Default (as set out in clause 28 below) or circumstance(s) that would, but for any applicable grace period, constitute an Event of Default, have occurred and are continuing or, with reference to the facts then subsisting, are reasonably expected to occur with respect to it.

Covenants

20.5	The Seller, each of the Guarantors and (with respect only to the following Bond and Royalty related covenants and subject to clause 42.2) BlueCo hereby covenant to the Buyer and agree that:

20.5.1	it shall advise the Buyer of the occurrence of any Event of Default as soon as possible upon becoming aware of the same;

20.5.2	it shall provide written notice to the Buyer, as soon as possible after it has knowledge, of (i) any actual or threatened proceedings or investigations being instituted by or against it in any court or before any commission or other regulatory body, whether national, state or local which, if adversely determined, would cause a Material Adverse Change (as defined bleow) and (ii) any Material Adverse Change in general;

20.5.3	if requested by the Buyer, provide from time to time such documentation that the Buyer may reasonably require in relation to the transactions contemplated herein;

20.5.4	the Seller shall do or cause to be done all things necessary to maintain in full force and effect all licenses, permits, and insurance that are material or necessary for the operation of the Seller’s businesses in connection with the Material and the performance of the material obligations hereunder;

20.5.5	the Seller shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect all approvals, licenses, and permits from the relevant governmental authority, sufficient for the export of the full Quantity of Material to be delivered under this Agreement;

20.5.6	the Seller shall maintain appropriate policies of insurance in respect of the Project and the Seller’s Plant with insurers of repute and to such values appropirate for the full replacement of such as would normally be maintained by prudent companies carrying on business of the same or a similar type as the Seller;

20.5.7	the Seller shall ensure that all Material purchased under this Agreement is transferred to the Buyer free and clear of all liens and encumbrances and is irrevocable and unconditionally at Buyer’s disposal under the terms of this Agreement;

20.5.8	the Seller shall not cause or permit there to occur, other than with the prior approval of the Buyer (acting reasonably), any material change in the general nature of the business being carried on as at the date hereof by and which would or could reasonably be expected to give rise to a Material Adverse Effect under clause 26.3;

20.5.9	the Seller shall promptly notify the Buyer prior to the occurrence of a Change of Control Event with respect to the Seller, BlueCo or any of the Guarantors, and such Change of Control Event shall be subject to the consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), provided that Buyer shall only be obligated to grant such consent where it is satisfied, acting reasonably, that the incoming shareholders or beneficial owners of the Seller, BlueCo or the relevant Guarantor (as applicable) comply with Buyer’s KYC requirements, the applicable ESG policies and are not a Restricted Party as defined at clause 33.8, provided further that this clause 20.5.9 shall not apply to the proposed IPO of the ListCo or any changes in the shareholders of the ListCo following the IPO;

20.5.10	it shall not enter into any solvent merger or consolidation with any entity to the extent that such action would reasonably likely have a Material Adverse Effect;

20.5.11	it shall not enter into any insolvent merger or consolidation or compromise with its creditors or any analogous insolvency related process;

20.5.12	it shall comply with all applicable laws (including environmental laws), regulations and governmental directives which are lawfully promulgated and issued in accordance with the laws of the relevant jurisdiction;

20.5.13	should the Cash Reserve Ratio be below 1.25x, the maximum payable Royalty shall be the equivalent value in US$ of 600oz per Month;

20.5.14	any distributions, payments, and/or Royalty as per the Royalty Agreement, whether to Nonaffiliated Creditors or otherwise, is paid in a manner and rate that the mine has a sufficient cash reserve to ensure that the operations are adequately covered for all daily expenses, unforeseen events and to enable the Seller to meet its agreed Life of Mine development plan including the sulfide refractory development. A 1.25x Cash Reserve Ratio shall be maintained. The “Cash Reserve Ratio” shall be defined as: (Cash on hand + gold in process in the Plant + gold in the gold room + 3 Months forward forecast gold production, as approved by the Steering Committee)/ (6 Months forward operating expenses + 6 Months forward sustaining capex + 6 months forward all royalties payable and proposed + 6 Months forward Advance Payment amortisation and interest). All royalties payable and proposed shall include the Ghanaian Government royalty, Royal Gold Stream Royalty, the Royalty and community development royalties. Subject to the foregoing and without the prior written consent of the Buyer, the maximum aggregate Bond raise and servicing obligations shall not exceed US$100,000,000.00 (one hundred million), provided that the Bond servicing obligaitons will not otherwise be restricted;

20.5.15	until the earlier of (i) the Advance Payment Repayment Date and the date on which the Advance Payment (and any Interest thereon) has been irrevocably repaid and paid in full; and (ii) the date the entirety of the Advance Payment is converted in full pursuant to the Conversion Option, the Seller shall not create, incur or assume any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any Material to be delivered for which the Buyer has made any payment except in favour of the Buyer or as contemplated by this Agreement;

20.5.16	the Buyer and the Nonaffiliated Creditors shall be repaid in full before the shareholders of the Seller, BlueCo and/or Guarantors or any affiliated entities and or subsidiaries or any other persons shall have entitlement to any distributions, payments, and/or royalty as per the Royalty Agreement (the “Royalty”) between the Seller, Bogoso Gold Streaming PLC and FGR Bogoso Prestea Limited. Should the Seller, BlueCo and Guarantors provide evidence to the Buyer’s satisfaction that the creditors have agreed a formal repayment plan, the Sellers, BlueCo and/or Guarantors may make distributions or payments subject to clause 20.5.13. The Sellers, BlueCo and Guarantors shall provide the Buyer with the reasonable running costs of Future Global Resources Limited, and any such payments shall be need to be authorized in wriitng in advance by the Buyer, other than where such costs are no greater than USD167,000 per calendar month (and are comprised of reaonsable cost items).

20.5.17	until the earlier of (i) the Advance Payment Repayment Date and the date on which the Advance Payment (and any Interest thereon) has been irrevocably repaid and paid in full; and (ii) the date the entirety of the Advance Payment is converted in full pursuant to the Converison Option, the Seller shall ensure that no material indebtedness or material obligation of it becomes capable of being declared due and payable prior to the contractual maturity thereof as a result of an Event of Default or acceleration event (however so defined) thereunder;

20.5.18	until the earlier of (i) the Advance Payment Repayment Date and the date on which the Advance Payment (and any Interest thereon) has been irrevocably repaid and paid in full; and (ii) the date the entirety of the Advance Payment is converted in full pursuant to the Converison Option:

a)	all Bond proceeds with respect to the Royalty Agreement shall be paid only to the Nonaffiliated Creditors in accordance with the terms of the prospectus relating to the Bond, provided that (notwithstanding the prospectus) such payments shall at all times be in accordance of the terms of this Agreement;

b)	any payment of the Bond proceeds otherwise than in accordance with the terms of the prospectus shall be subject to the Buyer’s consent (not to be unreasonably withheld, delayed or conditioned) provided that (notwithstanding the prospectus) such payments shall at all times be in accordance of the terms of this Agreement;

c)	without prejudice to the foregoing, it is acknowledged and agreed that where an affiliated company of FGR Bogoso Prestea Ltd (being the secondary payee under the Royalty (as defined below)) pays one of the pre-agreed, non-affiliated creditors (as set out in Schedule 3 to the Purchase and Assumption Agreement) in advance of that creditor having been repaid pursuant to the Royalty, such affiliated company shall be permitted to be reimbursed to the extent of such creditor payment, provided that, and subject to, such payment: (i) being evidenced satisfactorily to the Buyer; (ii) having been made to the creditor following the date of the term sheet dated 5 July 2024 and entered into between, among others, the Seller and Buyer and which forms the basis of this Agreement; and (iii) such payment not being in excess of the sum stipulated beside such creditor in said Schedule (as set out in Annex 1 hereto); and

d)	under no other cirucstances shall it be allowed that the Seller and/or any Guarantor and/or BluCo or any affiliated entites and or subsidiaries of such or any other persons shall be entitled to any distrubutions from the proceeds of the bond (unless agreed in writing in advance between the Buyer and the Seller) and should any of the creditors included in Annex 1 be affiliated subsidiaries or affiliated entities or any other persons related to the Seller, BlueCo or the Guarantors, then any payment to such ceditor during the period for which any Advance Payment is outstanding otherwise than in accordance with this clause 20.5.18 shall be deemed a breach of the covenants herein and the terms of this Agreement;

20.5.19	until the earlier of (i) the Advance Payment Repayment Date and the date on which the Advance Payment (and any Interest thereon) has been irrevocably repaid and paid in full; and (ii) the date the entirety of the Advance Payment is converted in full pursuant to the Converison Option:

a)	any Royalty shall be used to repay the Nonaffiliated Creditors in full;

b)	any payment of the Royalty otherwise than in accordance with the Royalty Agreement shall be subject to the Buyer’s consent; and

c)	should the Seller and Guarantors provide evidence to the Buyer’s satisfaction (acting reasonably) that the creditors have agreed a formal repayment plan, the Sellers and/or Guarantors may make distributions or payments (to be agreed on satisfaction of the Conditions Precedent) subject to clause 20.5.13. The Sellers and Guarantors shall provide the Buyer with the reasonable running costs of Future Global Resources Limited, and any such payments shall be need to be authorized in writing in advance by the Buyer. Following repayment in full of the Advance Payment, the Royalty shall continue to be used to make payments to the Nonaffiliated Creditors in a manner to ensure that no Material Adverse Effect arises;

20.5.20	Whether the Bond is raised or not, the Royalty shall go to repay the existing Nonaffiliated Creditors in full.

20.5.21	until the earlier of (i) the Advance Payment Repayment Date and the date on which the Advance Payment (and any Interest thereon) has been irrevocably repaid and paid in full; and (ii) the date the entirety of the Advance Payment is converted in full pursuant to the Converison Option, the quantum of the Bond raised and issued shall not be a value that would exceed the Sellers’ ability to meet the covenants in this Agreement; and

20.5.22	until the earlier of (i) the Advance Payment Repayment Date and the date on which the Advance Payment (and any Interest thereon) has been irrevocably repaid and paid in full; and (ii) the date the entirety of the Advance Payment is converted in full pursuant to the Converison Option, Buyer shall receive prior notice of any Royalty related distributions or payments and shall confirm in writing the conditions have been met before any such distribution shall be made.

21	ASSIGNMENT / THIRD PARTIES

Neither Party shall transfer its obligations and\or rights or assign its rights under the Agreement without the prior written consent of the other Party, except that Buyer may assign this Agreement by way of security for financing purposes or to an affiliated group member company.

21.1	A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

22	LICENSES

The Seller shall procure the timely issuance of any export & import license(s), as required, provided that:

(a)	this is an ongoing obligation with respect to the Project’s overarching export licence; and

(b)	where any individual shipment specific export licence is delayed or suspended, such delay or suspension is remedied within 5 Business Days of such delay or suspension arising.

23	SUSPENSION OF QUOTATIONS

Should any quotation referred to in this Agreement cease to be published or cease to be representative, Buyer and Seller shall negotiate in good faith to establish a mutually acceptable pricing method and in the event of their inability to agree within thirty (30) days of cessation of the quotation, the pricing method shall be determined by the Buyer.

24	INCOTERMS 2020

This Agreement shall be deemed to incorporate, where used, the Incoterm referred to above, as defined in Incoterms 2020 (International Chamber of Commerce publication No. 715E), except where those terms are inconsistent with the terms of this Agreement as set out herein, in which case the terms of this Agreement shall prevail over the provisions of Incoterms 2020 to the extent of any such inconsistency.

25	CONFIDENTIALITY

25.1	All Parties shall treat this Agreement and the negotiations that led to its agreement as confidential. Except as permitted by the terms of this Agreement, each Party is to keep confidential the terms of this Agreement and all information disclosed to it concerning the other Party and its affiliates and their assets and businesses not already in the public domain (together “the Information”) and shall not, unless otherwise required by law, disclose the Information without the consent of the other Party. This clause 25 shall not prevent disclosure of the Information:

25.1.1	on a confidential basis, to the shareholders, directors, officers and affiliates of either Party;

25.1.2	on a confidential basis, to the employees, accountants, consultants, lawyers and other professional advisers and representatives of either Party or their affiliate companies;

25.1.3	on a confidential basis, to: (i) any counterparty to the Royalty Agreement; or (ii) lenders or other financial institutions to either Party; or (iii) to the employees, accountants, consultants, lawyers and other professional representatives of the said counterparties, lenders or other financial institutions;

25.1.4	on a confidential basis, to any proposed transferee of either Party’s business, whether solely in relation to this Agreement or otherwise, or to the employees, accountants, consultants, lawyers and other professional representatives of said transferee; or

25.1.5	in connection with enforcing the terms of this Agreement, legal proceedings or required filings with or disclosures to government agencies, courts, exchanges or any other regulatory agencies or authorities.

25.2	If the Information is disclosed in accordance with the terms of this clause, the Party effecting disclosure shall be responsible for ensuring that the parties in clauses 25.1.1 to 25.1.4 to which disclosure is made keeps the Information confidential. Regarding disclosure under clause 25.1.5, the Party disclosing such shall, to the extent permitted by law, inform the Party it received such Information from of such as soon as possible.

25.3	No Obligor, nor BlueCo, shall make any public announcement or release of any form in respect of this Agreement, its relationships with the Buyer or the transactions hereunder without the prior written consent of the Buyer.

26	INFORMATION UNDERTAKINGS

The Seller shall undertake to provide the Buyer:

26.1	Within 180 days of the end of its financial year (unless otherwise specified, it is assumed that the financial year runs to 31 December and therefore the deadline for providing the information under this clause shall be 30 June the following year), its audited financial statements (prepared in accordance with US GAAP or IFRS (as the case may be)).

26.2	Within 90 days of the end of each quarter, its quarterly financial accounts, which must be certified by a director of its board and giving a true and fair view of the assets, liabilities, financial positions and profit or loss and which must (where relevant) include:

26.2.1	its management accounts (including income statement, balance sheet and cash flow statement) for the relevant quarter; and

26.2.2	the planned output figures of the Seller for the period commencing on the date of the relevant quarterly report until the end of the Offtake Period.

26.3	Promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any of the Seller and Seller which might, if adversely determined, have a Material Adverse Effect.

“Material Adverse Effect” means an effect which is materially averse to:

26.3.1	the business, operations, property or financial condition of the Seller;

26.3.2	the ability of Seller, BlueCo or a Guarantor to perform its obligations under this Agreement; or

26.3.3	the validity or enforceability of, or the effectiveness or ranking of any security granted or purporting to be granted under the Security Documents or the rights or remedies of the Buyer under this Agreement.

26.4	Promptly, such further information regarding the financial condition, business, operations and prospects of any of the Seller or the delivery of Material as the Buyer may reasonably request;

26.5	Promptly, notice of any change in authorized signatories of the Seller signed by a director accompanied by specimen signatures of any new authorized signatories; and at the same time as they are dispatched, copies of all documents dispatched by the Seller to its shareholders generally (or any class of them) or its creditors generally (or any class of them).

27	SEVERABILITY

In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, any such invalid or unenforceable portion or provision shall be deemed severed from this Agreement and the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby so long as the economic or legal substance of this Agreement and the transactions contemplated hereby are not affected in any manner materially adverse to Buyer.

28	EVENTS OF DEFAULT

The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

28.1	(other than for: (i) non-payment, to which clause 28.2 shall apply; and (ii) non-delivery of Material, to which clause 6.4 and clause 28.4.2 shall apply) if the Seller, any other Obligor or BlueCo fails to perform, comply with or observe any term, covenant, condition or agreement applicable, to Buyer or any of Buyer’s affiliates, or default in the performance of any obligation owed to the Buyer or Buyer’s affiliates under this Agreement or any other contract or agreement (or with the Buyer in relation to the Material) and, where such failure is capable of remedy, such failure is not remedied to the Buyer’s satisfaction within 10 Business Days from the date of the earlier of (i) notice from the Buyer to the Seller outlining the relevant failure and (ii) the Seller becoming aware of such failure;

28.2	if (save to the extent with respect to any delay in payment due any such delay is occasioned by an administrative or technical delay and such affected payment is made within two (2) Business Days of the date thereof) the Seller (or BlueCo or any other Obligor) fails to pay when due any amounts or balances due hereunder, including but not limited to payment of any and all sums due or to become due hereunder including but not limited to repayment of Advanced Payments, pursuant to this Agreement, or any other agreement between the Buyer and/or any of the Buyer’s affiliates and the Seller without any deduction, set-off, or counterclaim;

28.3	if the Seller, BlueCo and/or any of the Guarantors:

28.3.1	applies for a consent to or suffer the appointment of a receiver, trustee, custodian or liquidator over any of its property save to the extent that such appointment is not discharged, stayed or dismissed within 21 days of the date there of;

28.3.2	fails to pay its debts or admit in writing its inability to pay its debts as they mature;

28.3.3	makes a general assignment for the benefit of creditors;

28.3.4	files, or has filed against it, a petition for relief and/or for the protection from creditors under the laws of any country save to the extent that such application is discharged, stayed or dismissed within 21 days of commencement thereof;

28.3.5	files, or has filed against it, a petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against themselves in any proceeding of similar nature, or if corporate action shall be taken for the purpose of effecting any of the foregoing save to the extent that such application is discharged, stayed or dismissed within 21 days of commencement thereof and such filing, petition or analogous proceeding; or

28.3.6	becomes insolvent in accordance with the laws of the jurisdiction of its incorporation;

28.4	the Seller:

28.4.1	fails to provide a certificate of a director of the Seller certifying Seller’s ability to perform all of its outstanding obligations to the Buyer, whether under this Agreement or otherwise, promptly after the demand therefor when Buyer has reasonable ground for concern;

28.4.2	fails for two consecutive Months to make a delivery of Material for any reason (other than a Force Majeure Event) from the Offtake Commencement Date; and / or

28.4.3	fails in having first delivery from the Project (of no less than the Minimum Quantity) occur by no later than the date falling 60 days after the first drawdown of the Advance Payment;

28.5	Seller, BlueCo and/or any Guarantor is in breach of any representation or warranty at the time that it is given in any material respect (excluding only the representations and warranties under clause 28.5.2) and:

28.5.1	where capable of remedy, is not remedied to the satisfaction of the Buyer, acting reasonably, within 10 Business Days of the earlier of (i) notice from the Buyer to the Seller notifying it of such breach; and (ii) the Seller, BlueCo and/or any Guarantor becoming aware of such breach; and

28.5.2	with respect only to a breach of the representations or warranties in clauses 20.3.1 and 20.3.3, such breach has given, or could reasonably be expected to give, rise to a Material Adverse Effect under clause 26.3.

28.6	the occurrence of a Change of Control Event in respect the Seller, BlueCo and/or any of the Guarantors otherwise than in accordance with clause 20.5.9;

28.7	any agreement or document entered into which comprise or are in connection with this Agreement or other related documents or any of the rights or obligations arising in connection with or as a result thereof ceases to be in full force and effect;

28.8	it is unlawful for the Seller, BlueCo and/or the any of the Guarantors or BlueCo to perform or comply with any one or more of their respective obligations under any or all of this Agreement or other related documents;

28.9	the Seller, BlueCo and/or any of the Guarantors ceases to carry out or abandons the business it carries on as at the date of this Agreement or sells, leases, transfers or otherwise disposes of the whole or the majority of its assets;

28.10	any step is taken by any person (whether private or public) intended to effect, or in preparation to effect, the seizure, compulsory acquisition, confiscation, expropriation or nationalization of all or a material part of the assets or shares of the Seller, BlueCo and/or any of the Guarantors, save to the extent that the same is discharged, stayed or dismissed within 21 days of commencement thereof;

28.11	there shall occur any event or circumstances which in the reasonable opinion of the Buyer would cause a Material Adverse Change with respect to the ability of the Seller, BlueCo or any Guarantor to duly and properly perform or comply with all or any of its material obligations or covenants under this Agreement or indicates or connotes that there has been a Material Adverse Change in the financial condition or business prospects of any Seller or HoldCo and the other members of their group as a whole. “Material Adverse Change” shall mean any change in the condition, status or circumstance, financial or otherwise, of the Seller, BlueCo or any Guarantor which, in the reasonable opinion of the Buyer or its advisors, is likely to be materially detrimental to the ability or willingness of the Seller, BlueCo and/or any Guarantor to perform this Agreement, and/or any related agreements, in accordance with their terms.

28.12	On the occurrence of any of the Events of Default described in clauses 28.1 – 28.11 which such Event of Default is continuing unremedied and/or unwaived in full, the Buyer shall have the following rights:

28.12.1	to suspend performance under and/or terminate the performance of any or all of its obligations under this Agreement;

28.12.2	to demand to receive immediate payment of all amounts outstanding hereunder from the Seller and/or the Obligors and/or BlueCo, including but not limited to the outstanding amount of the Advance Payment, together with all accrued and unpaid Interest and any other interest and unrealized fees, hereunder;

28.12.3	to demand and receive upon demand payment from the Seller, the Guarantors and/or (to the extent applicable) BlueCo of all documented recoverable losses and other damages (including reasonable and documented legal fees and expenses) incurred in the exercise of the foregoing and any other remedies;

28.12.4	to deduct Interest and any other interest from any payment due to Seller, the Guarantors and/or (to the extent applicable) BlueCo under the commercial invoice presented by the Seller with each shipment in the event that any interest payment is not paid;

28.12.5	to terminate or suspend performance under any other agreement between the Buyer and the Seller, the Guarantors and/or (to the extent applicable) BlueCo or their related entities; and

28.12.6	to exercise any and all rights of offset and/or to set off of any amounts due to the Seller, the Guarantors and/or (to the extent Applicable) BlueCo and their respective affiliates, including against amounts due by the Buyer or any of its affiliates whether under this Agreement or any other contract or agreement.

28.13	Where Buyer exercises its right to suspend performance of this Agreement pursuant to clause 28.12.1, for the duration of such suspension, Seller shall be entitled to sell Material to third parties, provided that such sale of Material will not prejudice the Seller’s ability to continue supplying Material to Buyer in accordance with the terms of the Agreement following the Buyer ceasing any such suspension, and the Quantity of Material not delivered during that period shall be owed to the Buyer until the Total Quantity is delivered.

28.14	Where Buyer exercises its right to terminate performance of this Agreement following the occurrence of an Event of Default in accordance with this clause 28, and but for such termination, further deliveries would have been due from the Seller to the Buyer under this Agreement, the Buyer shall within 10 Business Days of such termination issue to Seller an invoice for an amount equal to the Net Present Value of the Discount on such deliveries which would have been due to the Buyer over the remaining term of this Agreement, where the value of the relevant Material shall be based on the arithmetic average of the LMBA Gold PM price as published over the preceding 3 months prior to such termination together with detailed supporting documents for such calculation (the“Termination Invoice”). The Net Present Value of the Discount shall be calculated using a discount rate of 8%. Seller shall pay the sum stated in any Termination Invoice within 3 Business Days of receipt.

28.15	Notwithstanding anything in this clause 28 or in any other provision of this Agreement to the contrary, under no circumstances shall the Seller’s or any other Seller’s obligation to repay or pay any amount, including the Advance Payment, any accrued and unpaid Interest (or Default Interest) , or any funds by way of indemnity or in connection with the buyback of Material, or any other sums due to the Buyer, be abrogated, suspended, cancelled or delayed.

29	LIMITATION OF LIABILITY

Parties shall not be liable for consequential, incidental, punitive, exemplary damages, or under any claim for relief, whether at law, in equity or otherwise. It is the intent of the Parties that the limitations herein imposed on remedies and the measure of damages shall be without regard to the cause or causes related thereto, including but not limited to negligence, whether such negligence is sole, joint or concurrent, or active or passive. The Buyer’s liability hereunder shall in all cases be limited to the value of the invoiced Material in question.

30	HEADINGS

The paragraph headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any provision of this Agreement.

31	NOTICES AND CORRESPONDENCE

All notices, requests and other communications hereunder shall be in writing in English or accompanied by an English translation and shall be deemed to have been duly given or made when sent by courier, registered mail, postage prepaid return receipt requested and addressed as follows, or by e-mail. If such notice is given by courier or registered mail, it shall be deemed delivered when confirmed delivered by the courier or as evidenced by the return receipt or signature. If notice is sent by e-mail it shall be deemed delivered on the successful sending of such, with the following addresses to apply (unless amended on 2 Business Days’ written notice to the other Party):

If to Buyer:

GERALD METALS Sarl

Rue de la Gere 29

1110 MORGES, Switzerland

E-mail: blynch@gerald.com and jnarunsky@gerald.com

and copy to: precioustrading@gerald.com

Contact person: Jonathan Narunsky

If to Seller:

BLUE GOLD BOGOSO PRESTEA LTD

Address: 4 Momotse Avenue, Adabraka, Accra, Ghana

Email: yamponsah@bluegoldmines.com

Contact person: YB Amponsah

If to HoldCo:

BLUE GOLD HOLDING LIMITED

Address: 124 City Road, London United Kingdom, EC1V 2NX

Email: dowiredu@bluegoldmines.com

Contact person: Daniel Owiredu

If to ListCo:

BLUE GOLD LIMITED

Address: 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman, KY1-1108,

Cayman Islands

Email: acavaghan@bluegoldmines.com

Contact person: Andrew Cavaghan

If to BlueCo:

BLUE INTERNATIONAL HOLDINGS LIMITED

Address: 124 City Road, London United Kingdom, EC1V 2NX

Email: adec@bcmp.com

Contact person: Andrew Cavaghan

32	COUNTERPARTS

This Agreement may be executed in one or more counterparts by the Parties, each of which counterpart shall be deemed an original and all of which together shall be deemed to constitute one and the same Agreement.

33	SANCTIONS

33.1	All Parties shall comply with all applicable laws, rules, regulations, and orders of the United States of America, the European Union, the United Kingdom, Switzerland and any country with jurisdiction over the transaction imposing sanctions or restrictions on dealings with or involving countries, individuals, or entities and/or regulating the export, re-export, transfer, disclosure, or provision of commodities, software, technology, or services, and (b) not cause Seller to violate any such laws, rules, regulations, and orders. One Party shall indemnify the other Parties and hold the other Parties harmless in respect of any loss or damage that the other Parties incur or sustain by reason of any breach of this article. Should one Party have any reason to believe that a breach of this article may have occurred, it shall notify the other Parties immediately. The obligations set out in this article are conditions of this Agreement and shall survive its termination by whatever means, including without limitation its discharge by performance.

33.2	All Parties agree to comply with all laws and regulations applicable to it and represent and warrant that:

33.3	Neither it nor any person or entity that owns or controls it, nor any of its subsidiaries or affiliates, is a Restricted Party or is subject to any other sanctions, restrictions, or designations imposed by the United States, the European Union, the United Kingdom, Switzerland or any country with jurisdiction over the transaction; and

33.4	The execution, delivery, or performance of this Agreement, the consummation of any transaction contemplated hereby, or the facilitation of any of the foregoing will not result in (A) the provision of any funds, goods, or services, directly or indirectly, to a Restricted Party or a party subject to any other sanctions, restrictions, or designations imposed by the United States, the European Union, the United Kingdom, Switzerland or any country with jurisdiction over the transaction or (B) a violation by any person or entity of any sanctions, restrictions, or designations imposed by the United States, the European Union, the United Kingdom, Switzerland or any country with jurisdiction over the transaction.

33.5	These representations and warranties continue in effect for the duration of this Agreement.

33.6	Notwithstanding any other provision in this Agreement, a Party has the right to suspend and/or terminate this Agreement, if such Party determines, in its sole and unqualified discretion, that: (i) another Party or any person or entity that owns or controls that other Party, or any of its subsidiaries or affiliates, is or has become a Restricted Party or is subject to any other sanctions, restrictions, or designations imposed by the United States, the European Union, the United Kingdom, Switzerland or any country with jurisdiction over the transaction, or (ii) any applicable laws, rules, regulations, or orders imposing sanctions or restrictions on dealings with or involving countries, individuals, or entities and/or regulating the export, re- export, transfer, disclosure, or provision of commodities, software, technology, or services prohibit the Party and/or any member(s) of the Party Group and/or another Party and/or any of the other Parties’ affiliated companies from engaging in the transactions contemplated by this Agreement or dealing in the Material. The “Party Group” shall mean the Party and any affiliate of the Party.

33.7	No Party shall have recourse, financial or otherwise, under this Agreement or otherwise against another Party if that Party suspends or terminates the Agreement pursuant to this clause and shall, in particular, not be entitled to any damages for any loss, cost, or expense resulting, directly or indirectly, from any such suspension or termination.

33.8	“Restricted Party” shall mean any person (entity, individual, or vessel) that is identified on any applicable government-issued restricted party list, including but not limited to the List of Specially Designated Nationals and Blocked Persons (“SDN List”), maintained by the U.S. Department of the Treasury; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; the non-proliferation sanctions lists maintained by the U.S. Department of State; the EU Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions Consolidated List of Designated Parties, maintained by the European Union; the Consolidated Lists of individuals and entities subject to UN sanctions, as maintained by the UN Security Council Committees; the lists of all asset freeze targets, the financial sanctions consolidated lists of targets and otherwise, maintained by the Office of Financial Sanctions Implementation, part of HM Treasury in the United Kingdom and similar lists maintained by any government with jurisdiction over the transaction(s) contemplated by the Agreement.

34	ANTI-BRIBERY

The Parties undertake and warrant to each other that they have not offered, given or agreed to give (and that they will not offer, give or agree to give) to any person any unlawful gift or consideration of any kind as an inducement or reward for doing or forbearing to do anything in relation to the obtaining of this Agreement or the performance by the Parties of their obligations under this Agreement. The Parties warrant that they have in place, and undertake that they will comply with, policies and procedures to avoid the risk of bribery (as set out in the United Kingdom Bribery Act 2010 (as amended) or any equivalent legislation in any applicable jurisdiction) and fraud within its organisation and in connection with its dealings with other parties.

35	ANTI-MONEY LAUNDERING

The Parties represent to each other that they are in compliance with, and undertake that they shall comply at all times with, all applicable anti-money laundering laws, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (the “AML Laws”). The Parties warrant to each other that they have instituted and maintained, and undertake that they will continue to maintain and enforce, policies and procedures which are designed to promote compliance with AML Laws.

36	ANTI-SLAVERY AND HUMAN TRAFFICKING; SUPPLY CHAIN

36.1	In performing its obligations under this Agreement, the Seller shall comply with all applicable anti-slavery and human trafficking laws, statutes, regulations and codes from time to time in force (including the Modern Slavery Act 2015 (UK) or any analogous regulations in applicable jurisdictions); include in contracts with its direct subcontractors and suppliers provisions which are at least as onerous as those set out in this clause; and maintain a complete set of records to trace the supply chain of all Materials provided to the Buyer in connection with this Agreement and permit the Buyer and its representatives to on reasonable notice and in working hours inspect the Seller’s premises, records, and to meet its personnel to audit the Seller’s compliance with its obligations under this clause.

36.2	The Seller represents and warrants that it has not been convicted of any offence involving slavery and human trafficking; nor has it been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence of or in connection with slavery and human trafficking.

37	LANGUAGE & CONFLICT

37.1	This Agreement is drafted in the English language.

37.2	Any notice given under or in connection with this Agreement shall be in English. All other documents provided under or in connection with this Agreement shall be in English, or accompanied by a certified English translation.

37.3	The English language version of this Agreement and any notice or other document relating to this Agreement shall prevail if there is a conflict.

38	NO PARTNERSHIP OR AGENCY

38.1	Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute any Party the agent of another Party, or authorise any Party to make or enter into any commitments for or on behalf of any other Party.

38.2	Each Party confirms it is acting on its own behalf and not for the benefit of any other person.

39	RIGHTS AND REMEDIES

The rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

40	FURTHER ASSURANCE

Each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may be required for the purpose of giving full effect to this Agreement.

41	PRIOR AGREEMENT/AMENDMENT

41.1	This Agreement shall constitute the entire agreement between the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and understanding, whether oral or written, in relation to the subject matter hereof. Seller and Buyer confirm that they have received no representation, warranty or statement whether express or implied that is contrary to or in addition to the terms of this written Agreement. Delay on the part of any of the Parties in exercising any of their powers or rights, or partial or single exercise thereof, irrespective of any course of dealing, shall not constitute a waiver thereof.

No amendment, modification or variation of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by all Parties and no consent or waiver shall be valid unless in writing and signed by the relevant consenting or waiving Party.

42	JOINT AND SEVERAL LIABILITY

42.1	The Seller and each of the Guarantors shall be jointly and severally liable for any and all obligations and liabilities of the Seller and each other under this Agreement.

42.2	Notwithstanding clause 42.1 any other provision of this Agreement, BlueCo shall only be liable to the Buyer hereunder to the extent that there has been a breach of the Royalty Agreement and/or the requirements stipulated under the covenants herein with respect to the Royalty and royalty payments, whereby its liability shall be limited to the value of such misapplied funds, which shall be payable in cash to the Buyer within 2 Business Days of such breach, unless the Buyer has incurred damages due to such misapplication of funds in which case such damages (to the quantum of whatever damages or loss Buyer has suffered under the offtake agreement) shall be first payable to the Buyer directly, within 2 Business Days of the Buyer’s notice of such.

42.3	In the event that the Seller, any Guarantor or BlueCo defaults in the performance and discharge of any of its obligations and liabilities under this Agreement, the Buyer shall, without being obliged to first demand or enforce performance by the Seller, such Guarantor or BlueCo, be entitled to require the other Obligors (or any one of them), or BlueCo with respect to clause 42.2, to perform or discharge such obligations in full and in accordance with the terms of this Agreement and, upon the demand of the Buyer, such Obligors (or BlueCo, respectively) shall promptly perform and discharge such obligations in full accordingly. The Seller, BlueCo and the Guarantors shall continue to be bound by this Agreement notwithstanding that this Agreement may become invalid or unenforceable against either the Seller and/or any other Obligor and/or BlueCo (as the case may be).

43	STANDARD TERMS

43.1	This Agreement consists of (i) the provisions set out at clauses 1 – 44 (the “Commercial Terms”) and (ii) the ‘GERALD GROUP GENERAL TERMS AND CONDITIONS OF PURCHASE 2023 (V2)’, which are hereby expressly incorporated by reference.

43.2	In the event of any conflict or inconsistency between the Commercial Terms and the ‘GERALD GROUP GENERAL TERMS AND CONDITIONS OF PURCHASE 2023 (V2)’, the Commercial Terms shall prevail.

44	SURVIVAL

44.1	Notwithstanding the termination or expiration of this Agreement for any reason, the following provisions shall survive termination and continue in full force and effect in accordance with their terms: clauses 1, 18, 19, 21, 25, 28.14, 29, 31- 43 and any other provision of this Agreement which, by its nature, is intended to survive termination.

This Agreement is entered into by the Parties on the date first written above.

_______________________________
Authorised Signatory
For and on behalf of
Gerald Metals Sarl

_______________________________
Director
For and on behalf of
Blue Gold Bogoso Prestea limited

_______________________________
Director
For and on behalf of
Blue Gold Holdings Limited

_______________________________
Director
For and on behalf of
Blue International Holdings Limited

_______________________________
Director
For and on behalf of
Blue Gold Limited (to be executed on the Accession Date)
Date:

GERALD GROUP GENERAL TERMS AND CONDITIONS OF PURCHASE

1.	Risk

Risk shall pass to Buyer on full Payment pursuant to the terms of this Contract.

2.	Title in the Material

Good title in the Material, free and clear of all liens and encumbrances, shall pass to Buyer upon the earlier of Delivery or first payment pursuant to the terms of this Contract.

3.	Force Majeure

3.1	Neither party shall be liable to the other for any delay or failure in performing all or any part of its obligations under this Contract, to the extent that its performance has been prevented, prohibited, restricted, delayed or hindered due to a Force Majeure Event. As used herein, a “Force Majeure Event” shall mean any event beyond the reasonable control of the affected party, whether foreseeable or not, including but not limited to strikes, lockouts, floods, Acts of God, nature, pandemic, disease outbreak (including but not limited to ebola), bad weather, fire, explosion, war (whether civil or otherwise or declared or undeclared), war-like operations, armed conflict, insurrection, embargo, riots, terrorism, civil commotion, slowdowns, other labour disputes, protests (whether peaceful or otherwise), criminal acts, hi-jacking, piracy, governmental action or interference (including but not limited to nationalization), appropriation or forced abandonment, any mine or loading equipment failure, breakdown or unavailability of transportation from any mine to the loading port(s), breakdown, stoppage or slowdown in production of the Material, compliance with any order or instruction of any port, transportation, local or other authority (governmental or otherwise), court, legislation, regulation or directive having force of law. A Force Majeure Event shall not include any delay, hinderance, interference with, curtailment or prevention of the Seller’s accrued obligation to make payment under the Contract whether in respect of price, dispatch, demurrage or any other financial obligation whatsoever. Economic hardship or a change in the market conditions shall not constitute a Force Majeure Event.

3.2	In the event that a Force Majeure Event occurs or is anticipated, the party directly affected shall promptly notify the other in writing, including by e-mail, describing the Force Majeure Event and explaining how its performance has been or may be prevented or delayed due to a Force Majeure Event. The obligations of the party giving the notice, so far as they are affected by the Force Majeure Event, shall be suspended during, but no longer than, the continuance of the Force Majeure Event. The affected party shall use reasonable diligence to mitigate the effects of the Force Majeure Event as quickly as possible but this shall not require the party affected by the Force Majeure Event to settle strikes, lockouts, protests or other labour difficulties, contrary to its wishes and/or economic interests.

3.3	Should the supply or delivery of the Material be prevented, hindered or delayed as provided in Clause 3.1, then if the Force Majeure Event continues for more than ninety (90) days, the party not declaring Force Majeure may cancel the quantity of Material the delivery of which is affected by the Force Majeure Event. In the event of cancellation of any quantity in accordance with the provisions set forth above, the liabilities and obligations of both parties as to the quantity of Material cancelled under this Contract shall immediately cease subject to the provisions of Clause 3.4 below.

3.4	In the event of cancellation of the Contract under Clause 3.3 above, any sum paid by Buyer to Seller for Material not delivered shall be repaid to Buyer by Seller and should Seller have delivered part of the Material pursuant to this Contract, for which Buyer have not yet paid, Buyer shall immediately pay Seller for the Material so delivered at the Contract price.

3.5	Notwithstanding the foregoing provision(s) should the price of the Material to be shipped hereunder, which shipment was suspended or delayed due to the occurrence of any Force Majeure Event, already have been fixed according to Clause “PRICE” of this Contract, then such price shall be applied to the Material to be first shipped after shipment has been resumed (the Material already priced shall not be cancelled from the Contract); provided, however, that in the event this Contract terminates prior to any resumption of shipments; or the resumed shipments are not of sufficient quantity to cover the full quantity for which price had been fixed, then, the pricing shall be settled at market, as determined by the Buyer in a commercially reasonable manner, unless otherwise mutually agreed between the parties.

3.6	For the avoidance of any doubt, other than specified above with regard to a Force Majeure Event, the obligations which have accrued hereunder between the Buyer and the Seller, which shall include, but not be limited to, payment of any market differentials or payment due the other party, shall continue to be due by the party owing such obligation to the party to which such obligation is owed.

4.	Default Clause/Failure to Perform

4.1	Notwithstanding any other provisions of this Contract, in the event (each a ‘Default’) either party (the ‘Defaulting Party’) shall (a) become bankrupt or insolvent, however evidenced, or be unable to pay its debts as they fall due, (b) file a petition or otherwise commence a proceeding under any bankruptcy, insolvency, reorganization or similar law, or have any such petition filed or proceeding commenced against it, (c) have a liquidator, administrator, conservator, receiver, trustee or similar official appointed with respect to it or any substantial portion of its property or assets, (d) on the part of the Seller, failure to deliver and/or perform any obligation to the Buyer when due, and/or failure by the Seller to comply with any obligation whether under this Contract or any other contract, then in any such event the other Party (the “Performing Party”) shall have the following rights: (i) to declare the entire outstanding balance or value of the Contract and any interest thereon immediately due and payable (ii) to withhold payment and suspend the performance of its obligations under the Contract until the Default is rectified to its satisfaction (iii) to cancel this Contract to the extent then outstanding by closing out this Contract, so that this Contract is terminated, except for a settlement payment equal to the Performing Party’s Loss, to be determined by the Performing Party. After a Default (1) any amount which is not paid by the Defaulting Party when due shall bear interest until paid at the publicly announced prime rate of Citibank, N.A. as from time to time in effect, plus five percent (5%) per annum (but not to exceed the maximum rate permitted by law), and (2) the Defaulting Party is also responsible for any other costs and expenses (including, without limitation, demurrage, legal fees and disbursements) incurred by the Performing Party in connection with such Default.

4.2	The Performing Party’s rights under this Clause shall be in addition to, and not in limitation or exclusion of, any rights, which the Performing Party may have (whether by contract, operation of law, in equity or otherwise). ‘Loss’ means the loss (or gain) to the Performing Party as a result of the liquidation of this Contract (other than consequential damages), including, without limitation, the cost of entering into replacement transactions and of maintaining, terminating and/or re-establishing any hedge or related trading positions. In addition, after a Default, the Performing Party (at its election) shall have a general right of setoff with respect to any or all amounts owing between the parties (whether under this Contract or otherwise and whether or not then due), provided that any amounts not then due shall be discounted to present value. ‘Business Day’ means any day (other than a Saturday or Sunday) on which commercial banks in New York City are generally open for business.

5.	Claims for Weight, Quality and Condition

5.1	The Seller shall reimburse the Buyer for any short weight in excess of 0.2%, provided relevant claim is submitted to the Seller as per this Contract and supported by an independent warehouse and/or truck and/or railroad scale weight tickets at the final destination(s). In the event of a dispute between Buyer and Seller as to the quantity of the Material, Buyer and Seller shall appoint a mutually acceptable, internationally recognized surveyor to check-weigh the Material. Where the parties cannot mutually agree a surveyor within 10 days of notification of a dispute as to quantity, Buyer shall appoint an internationally recognized surveyor. The weight so determined shall be final and binding on both parties. The cost of this check weight shall be for the account of the party whose weight is furthest from that of the surveyor.

5.2	Buyer shall notify to Seller any claim arising out of or under this Contract as to the quality and condition of the Material in writing and provide full documentation in support of such claim.

5.3	In the event of a dispute between Buyer and Seller as to the quality and/or the condition of the Material, Buyer and Seller shall jointly appoint a mutually acceptable internationally recognized surveyor to inspect, sample and/or analyze the Material as necessary and the findings of that surveyor shall be binding on both parties. Where the parties cannot mutually agree a surveyor within 10 days of notification of a dispute as to quality and/or the condition of the Material, Buyer shall appoint an internationally recognized surveyor. All costs incurred in the said inspection, sampling and analysis shall be met by the party whose position as to the quality or condition of the Material is furthest from the findings of the appointed surveyor and in case the said findings lay equally between the positions adopted by Buyer and Seller, the said costs shall be divided equally between Buyer and Seller.

6.	Taxes, Duties, Charges, Commissions, Payment

Seller shall pay all taxes, duties, levies, imposts and charges presently imposed and/or which may be imposed in the country of origin with respect to the Material. Buyer shall pay all taxes, duties, levies, imposts, and charges and commissions, and import duties, presently imposed in the country of destination with respect to the Material and/or freight.

7.	Suspension of Quotation

Should any quotation referred to in this Contract cease to be published or cease for any reason to be representative of the market value of the Material, Buyer and Seller shall mutually agree to a different pricing method. Should Buyer and Seller be unable so to agree within thirty (30) days of the said cessation of publication or representativeness, then a dispute shall be deemed to exist, which will be resolved in accordance with the Jurisdiction and Governing Law clause of this Contract.

8.	Limitation of Liability

8.1	Any liability of Buyer to Seller under this Contract shall be strictly limited to the invoiced value of the Material and Buyer shall not under any circumstances be liable to Seller for any loss, damage, expense or claim whatsoever and howsoever arising, which exceeds the invoiced value of the Material. Without limitation, in no event shall Buyer have any liability to Seller for loss of profits, loss of business revenue, failure to realize expected savings, other commercial or economic loss of any kind whatsoever or for any indirect, special or consequential damages, even if advised of the possibility of such damages.

9.	Delivery by Installments

In the event that the Buyer fails to accept the delivery of any installment due under this Contract, the Seller shall not be permitted to treat such failure as giving them the right to be discharged from further performance with respect to any or all of the remaining installments to be delivered under this Contract.

10.	Representations/Warranties/Waiver

10.1	The Seller warrants that (i) they are duly organized, validly existing and in good standing under the laws of the state of their incorporation, (ii) they have full power to enter into and perform this Contract and (iii) Sellers’ entry into and performance of this Contract will not breach any indenture, agreement or other instrument to which Seller are a party or by which Seller are bound.

10.2	Seller hereby represents to Buyer that they contract as principal.

11.	Entire Agreement & Variation

11.1	This Contract evidences the entire agreement between Buyer and Seller in relation to the sale of the Material and supersedes all prior discussions, negotiations, written agreements and other documents of the parties relating to this same subject matter.

11.2	The Seller confirms that it has received no representation, warranty or statement whether express or implied that is contrary to or in addition to the terms of this written Contract. Neither of the parties shall be bound by, or liable to the other party for any representation promise or inducement (other than fraudulent misrepresentations) made by it or any agent or person on its behalf that is not contained in this Contract.

11.3	No variation, addendum or amendment to this Contract or its terms shall be valid unless made in writing and signed by both parties.

12.	Assignment

Neither party shall assign or otherwise dispose of any interest in this Contract without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that Buyer may assign this Contract for financing purposes (and the Seller agrees that it shall promptly provide a written and signed acknowledgement of such financing assignment if requested by the Buyer and/or the Buyer’s financier), or to any of its affiliates without the consent of Seller.

13.	Incoterms 2020

This Contract shall be deemed to incorporate, where used, the Incoterm referred to above, as defined in Incoterms 2020 (International Chamber of Commerce publication No. 715), except where those terms are inconsistent with the terms of this Contract as set out herein, in which case the term of this Contract shall prevail over the provisions of Incoterms 2020 to the extent of any such inconsistency.

14.	Confidentiality

14.1	Both parties shall treat this Contract and the negotiations that led to its agreement as confidential. Except as permitted by the terms of this Contract, each party is to keep confidential the terms of this Contract and all information disclosed to it concerning the other party and its assets and businesses not already in the public domain (together “the Information”) and shall not, unless otherwise required by law, disclose the Information without the consent of the other party. This Clause shall not prevent disclosure of the Information:

a.	to the shareholders, directors, officers and affiliates of either party;

b.	to the employees, accountants, consultants, lawyers and other professional representatives of either party;

c.	to lenders (or other risk participants) to either party or to the employees, accountants, consultants, lawyers and other professional representatives of the said lenders (or other risk participants);

d.	to any proposed transferee of either party’s business, whether solely in relation to this Contract or otherwise, or to the employees, accountants, consultants, lawyers and other professional representatives of said transferee; and/or

e.	in connection with legal proceedings or required filings with or disclosures to government agencies, courts, exchanges or any other regulatory agencies or authorities.

14.2	If the Information is disclosed in accordance with the terms of this Clause, the party effecting disclosure shall ensure that, with respect to limbs (a) through to and including (d), the Information is provided on a confidential basis and that the person to whom or the entity to which disclosure is made under such limbs keeps the Information confidential.

15.	Non-waiver

No failure or delay on the part of a party in exercising any of its options, powers, rights, or remedies hereunder, at law, in equity or under other agreement between the parties or any affiliates thereof, or partial or single exercise thereof, shall constitute a waiver thereof, nor shall a single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Except as subject to the provisions of this Contract, the rights, powers and remedies provided herein (i) are cumulative, and (ii) are not, nor are they to be construed as, exclusive of any right of a party of set-off or other rights, powers and remedies.

16.	Severability

Should any portion or provision of this Contract prove to be invalid or unenforceable the rest of this Contract shall not be affected by such invalidity or unenforceability and any such invalid or unenforceable portion or provision shall be deemed severed from this Contract. The parties will in such circumstances attempt in good faith to agree a suitable replacement provision or portion for inclusion in this Contract by way of written amendment.

17.	No Agency

The Contract does not, and shall not at any time constitute or be construed as to constitute any party as an agent, legal representative or employee of the other party for any purpose whatsoever, nor shall the Contract be deemed to establish a joint venture, partnership, agency and/or any other association of whatever nature between the parties.

18.	Rights of Third Parties

No term of the Contract is intended to, or does, confer a benefit or remedy on any third party. A person, company or other legal entity who is not a party to the Contract shall not have or acquire, whether by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise, any rights in relation to the Contract.

19.	Clause Headings

The clause headings in this Contract are for reference only and shall have no bearing on its terms.

20.	Sanctions and Compliance

20.1	Seller shall comply with all applicable laws, regulations, requirements and orders of the United States of America, the European Union, the United Kingdom, Switzerland and any country with jurisdiction over the transaction imposing sanctions or other restrictions on dealings with or involving countries, individuals, or entities and/or regulating the export, re-export, transfer, disclosure, or provision of commodities, software, technology, or services, and shall not cause Buyer to violate any such laws, rules, regulations, and orders. Seller shall indemnify Buyer and hold Buyer harmless in respect of any loss or damage that Buyer incurs or sustains by reason of any breach of this clause. Should Seller have any reason to believe that a breach of this clause may have occurred it shall notify Buyer immediately. The obligations set out in this clause are conditions of this Contract and shall survive its termination by whatever means, including without limitation its discharge by performance.

20.2	Seller agrees to comply with all laws and regulations applicable to it and Seller represents and warrants that:

20.2.1	neither it nor any person or entity that owns or controls it, nor any of its subsidiaries or affiliates, is a Restricted Party or is subject to any other sanctions, restrictions, or designations imposed by the United States, the European Union, the United Kingdom, Switzerland or any country with jurisdiction over the transaction;

20.2.2	the execution, delivery, or performance of this Contract, the consummation of any transaction contemplated hereby, or the facilitation of any of the foregoing will not result in (A) the provision of any funds, goods, or services, directly or indirectly, to a Restricted Party or a party subject to any other sanctions, restrictions, or designations imposed by the United States, the European Union, the United Kingdom, Switzerland or any country with jurisdiction over the transaction or (B) a violation by any person or entity of any sanctions, restrictions, or designations imposed by the United States, the European Union, the United Kingdom, Switzerland or any country with jurisdiction over the transaction; and

20.2.3	it has implemented appropriate and effective policies to comply with all applicable sanctions, laws, rules and regulations relating to ethical and responsible standard of behaviour including any legislation or regulation implementing such principles (the “Principles”) and the Seller is in compliance with such Principles.

20.3	These representations and warranties continue in effect for the duration of this Contract.

20.4	Notwithstanding any other provision in this Contract, Buyer has the right to suspend and/or terminate this Contract, if Buyer determines, in its sole and unqualified discretion, that: (i) the Seller or any person or entity that owns or controls the Seller, or any of its subsidiaries or affiliates, is or has become a Restricted Party or is subject to any other sanctions, restrictions, or designations imposed by the United States, the European Union, or any country with jurisdiction over the transaction, or (ii) any applicable laws, rules, regulations, or orders imposing sanctions or restrictions on dealings with or involving countries, individuals, or entities and/or regulating the export, re-export, transfer, disclosure, or provision of commodities, software, technology, or services prohibit the Buyer and/or any member(s) of the Buyer Group and/or the Seller and/or any of Seller’s affiliated companies from engaging in the transactions contemplated by this Contract or dealing in the Material. “Buyer Group” shall mean Buyer and any affiliate of Buyer; or (iii) the Seller has committed a breach of this clause.

20.5	Seller shall have no recourse, financial or otherwise, under this Contract or otherwise against Buyer if Buyer suspends or terminates the Contract pursuant to this clause and shall, in particular, not be entitled to any damages for any loss, cost, or expense resulting, directly or indirectly, from any such suspension or termination.

20.6	“Restricted Party” shall mean any person (entity, individual, or vessel) that is identified on any applicable government-issued restricted party list, including but not limited to the List of Specially Designated Nationals and Blocked Persons (“SDN List”), maintained by the U.S. Department of the Treasury; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; the non-proliferation sanctions lists maintained by the U.S. Department of State; the EU Consolidated List of Designated Parties, maintained by the European Union; the Consolidated Lists of individuals and entities subject to UN sanctions, as maintained by the UN Security Council Committees; and similar lists maintained by any government with jurisdiction over the transaction(s) contemplated by the Contract.

20.7	In the event that vessel nomination is to be made by the Seller, the Seller warrants, represents and undertakes for the entire term of the Contract that it will not nominate or utilise any vessel in the performance of its obligations under this Contract:

a)	which is subject to sanctions imposed by the United States, the European Union, or any country with jurisdiction over the transaction, or is registered in a sanctioned country or is owned or controlled or managed or chartered by, or has a Master who is, a sanctioned person;

b)	which, due to sanctions, may compromise Buyer’s finance, insurance or other arrangements relating to this Contract and/or the voyage and/or prevent Buyer from involving United States and/or European Union and/or Swiss persons in transactions relating to this Contract and/or the voyage; or

c)	that has operated, is operating, or will operate, under the term of this Contract in a manner designed to preclude, disguise or otherwise impede the detection of its identity or location, including but not limited to by deactivating its Automatic Identification System (“AIS”) or manipulating AIS data, other than where operating in such manner is due to a demonstrable malfunctioning or other similar demonstrable external event beyond the control of the owners and/or operators and/or Master of the vessel.

20.8	The Seller warrants, represents and undertakes for the entire term of the Contract that it is aware of the US Guidance to Address Illicit Shipping and Sanctions Evasion Practices and that it maintains policies and procedures to adequately address such practices and mitigate the related risks.

20.9	Buyer will have the right to reject any nomination which (i) is made by Seller in breach of clause 20.7 above, or (ii) otherwise involves a vessel that is the subject of any sanctions (including, but not limited to, vessels that are the subject of sanctions due to ownership or country of registration, or that appear on any sanctions list or that have a Master who is a sanctioned person), or (iii) if accepted, would or could, in Buyer’s reasonable opinion, result in a violation of Sanctions or the designation of Buyer as a sanctioned person, by serving a rejection notice on the Seller detailing the grounds for the rejection. Service of such notice shall not constitute a breach of this Contract and Buyer shall not be liable to the Seller for any losses, claims, costs, expenses, damages or liabilities arising in connection with any such rejection. If Buyer serves a rejection notice, the Seller shall nominate an alternative vessel within 2 working days after Buyer’s rejection but without prejudice to the other terms and conditions of this Contract which shall remain unaffected (including but not limited to the terms and conditions in relation to the delivery period). Failure by the Buyer to serve such rejection notice shall not affect any of the Buyer’s rights and remedies under this clause 20.

20.10	Buyer shall be entitled, in its sole discretion and without prejudice to any of its other rights or remedies under this Contract, to exercise any and all of its rights and remedies under clause 20 in the following circumstances:

20.10.1	Seller fails to nominate an alternative vessel that complies in all respects with clause 20 within 2 working days after receiving a rejection notice from Buyer under clause 20.9 above and/or Buyer accepting the nomination of the alternative vessel nominated by Seller would or could, in Buyer’s reasonable opinion, result in a violation of sanctions or result in the designation of Buyer as a sanctioned person; or

20.10.2	Buyer accepts a nomination in circumstances where:

(i)	Seller failed to disclose information in connection with the nominated vessel prior to it being accepted which, had that information been disclosed, would have entitled Buyer to reject the nomination under clause 20.9; or

(ii)	after accepting the nominated vessel, the accepted vessel becomes a vessel which Buyer would have been entitled to reject under clause 20.9 at the time of nomination; or

(iii)	after accepting the nominated vessel, the accepted vessel enters or transits through a sanctioned country.

20.10.3	Upon the occurrence of the circumstances described in clause 20.10.1 or clause 20.10.2, Buyer may (without incurring any liability of any nature whatsoever) terminate or suspend all or any part of the Contract with immediate effect by notice to the Seller or take any other action it deems necessary in order for Buyer to comply with applicable sanctions or avoid sanctionable activity, Further and in any event, Buyer may rely on all of its rights and remedies under this clause 20.

20.11	To the full extent permitted by applicable law, Seller shall indemnify Buyer against any and all costs, expenses, losses and liabilities it incurs as a result of:

(a)	Seller breaching any provision of this clause; and/or

(b)	Buyer exercising its rights under any provision of this clause.

20.12	Seller shall keep Buyer fully indemnified for any breach of this clause and Buyer shall (without recourse to it) be able, at its sole discretion, to terminate this Contract in full where this clause is breached and on such termination, where Buyer has already effected payment, Seller shall promptly (and within 5 days of such termination) repay in full (without set-off, withholding or deduction) any such amount already paid by the Buyer.

21.	Anti-Bribery

The parties undertake and warrant to each other that they have not offered, given or agreed to give (and that they will not offer, give or agree to give) to any person any unlawful gift or consideration of any kind as an inducement or reward for doing or forbearing to do anything in relation to the obtaining of this Contract or the performance by the parties of their obligations under this Contract. The parties warrant that they have in place, and undertake that they will comply with, policies and procedures to avoid the risk of bribery (as set out in the United Kingdom Bribery Act 2010 (as amended) or any equivalent legislation in any applicable jurisdiction) and fraud within its organisation and in connection with its dealings with other parties. The Buyer may without any liability or recourse to it, terminate the Contract with immediate effect by giving written notice to the Seller if the Seller commits a breach of this clause.

22.	Notice

All notices, requests, consents, approvals or other communications (each a “Notice”) under the Contract must be in writing and in the English language (including all accompanying documents) and shall be deemed to have been duly given or made when delivered by hand or sent by registered mail, courier, facsimile or email to the addresses set out in this Contract or otherwise specified in writing by the parties. Notice shall be deemed to have been given and received (i) if delivered by hand, at the time of actual delivery, (ii) if sent by registered mail or courier, two (2) Business Days after posting, (iii) if sent by facsimile or email, at the time of successful transmission. This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

23.	Anti-Money Laundering

23.1	The parties represent to each other that they are in compliance with, and undertake that they shall comply at all times with, all applicable anti-money laundering laws, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (the “AML Laws”).

23.2	The parties warrant to each other that they have instituted and maintained, and undertake that they will continue to maintain and enforce, policies and procedures which are designed to promote compliance with AML Laws.

24.	Anti-Slavery; Human Trafficking and Supply Chain

24.1	In performing its obligations under this Contract, the Seller shall:

24.1.1	comply with all applicable anti-slavery and human trafficking laws, statutes, regulations and codes from time to time in force (including the Modern Slavery Act 2015 (UK) or any analogous regulations in applicable jurisdictions);

24.1.2	include in contracts with its direct subcontractors and suppliers provisions which are at least as onerous as those set out in this clause;

24.1.3	comply with all applicable laws and regulations in respect of responsible sourcing and supply chains; and

24.1.4	maintain a complete set of records to trace the supply chain of all materials provided to the Buyer in connection with this Contract and provide copies of such promptly to the Buyer on written request for such; and permit the Buyer and its representatives to on reasonable notice and in working hours inspect the Seller’s premises, records, and to meet its personnel to audit the Seller’s supply chain.

24.2	The Seller represents and warrants that it has not been convicted of any offence involving slavery and human trafficking; nor has it been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence of or in connection with slavery and human trafficking.

24.3	The Buyer may, without any liability or recourse to it, terminate the Contract with immediate effect by giving written notice to the Seller if the Seller commits a breach of this clause.

25.	Change of Control

25.1	The Seller must promptly and in any event within two (2) Business Days notify the Buyer if it becomes aware of any, or any intended, change in control in the Seller. For the purpose of this clause, “control” means with respect to the Seller, as applicable, the holding, ownership or ability to nominate or appoint directly or indirectly 50% or more of (i) voting rights or share capital of such; or (ii) the directors of such (and anyone who has not been disclosed as of the date of this Contract as holding such under (i) and / or (ii) shall not be considered as an existing interested party in the Seller for the purposes of this clause).